SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ELECTRONIC DATA SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONIC DATA SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2004

The Annual Meeting of Shareholders of Electronic Data Systems Corporation (“EDS”) will be held on Tuesday, May 25, 2004, at 1:00 p.m. local time, at the offices of EDS, 5400 Legacy Drive, Plano, Texas 75024. The purpose of the meeting is to:

•	elect three directors for a three-year term;

•	ratify the appointment of KPMG LLP as independent auditors;

•	consider and vote upon three shareholder proposals, if presented at the meeting; and

•	act upon such other matters as may properly be presented at the meeting.

Only EDS shareholders of record at the close of business on March 29, 2004, will be entitled to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope or vote through the telephone or Internet voting procedures described on the proxy card. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted. If you are a shareholder of record, please bring the top portion of the proxy card to the meeting as your admission ticket. If your shares are held in street name (by a bank or broker, for example), you may bring a recent account statement to the meeting in lieu of the admission ticket.

By order of the Board of Directors,

D. Gilbert Friedlander Secretary

March 30, 2004

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 25, 2004

The Board of Directors of EDS is soliciting proxies to be used at the 2004 Annual Meeting of Shareholders (the “Meeting”). Distribution of this Proxy Statement and a proxy form is scheduled to begin on April 8, 2004. The mailing address of EDS’ principal executive offices is 5400 Legacy Drive, Plano, Texas 75024.

About the Meeting

Who Can Vote

Record holders of EDS Common Stock at the close of business on March 29, 2004, may vote at the Meeting. On that date, 484,851,503 shares of Common Stock were outstanding. Each share is entitled to cast one vote.

How You Can Vote

If you return your signed proxy, or vote by telephone or the Internet, before the Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from each of the other proposals. Proposals 1 and 2 will be presented at the Meeting by management. Proposals 3 through 5 may be presented by shareholders.

If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposals 3 through 5.

If you participate in the EDS Stock Purchase Plan, the Common Stock fund under the EDS 401(k) Plan, the 2003 EDS Incentive Plan or a dividend reinvestment program, you may receive one proxy card for all shares registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy card for your individual plan shares. Generally, shares in these plans cannot be voted unless the proxy card is signed and returned, although shares held in the 401(k) Plan may be voted in the discretion of the plan trustee.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised by: (1) delivering a written notice of revocation to the Corporate Secretary; (2) delivering another proxy that is dated later than the original proxy; or (3) attending the Meeting and voting by ballot.

Vote Required

The holders of a majority of the shares entitled to vote who are either present in person or represented by proxy at the Meeting will constitute a quorum for the transaction of business at the Meeting.

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in street name, your broker may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. EDS understands that pursuant to New York Stock Exchange (“NYSE”) rules, Proposals 3 through 5 are non-discretionary proposals for which your broker may not exercise voting discretion.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be validly presented or acted upon at the Meeting. Under our Bylaws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

EDS is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. Our officers and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or e-mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.

Shareholders with Multiple Accounts

Shareholders who previously have elected not to receive an annual report for a specific account may request EDS to promptly mail its 2003 Annual Report to that account by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

Corporate Governance and Board Matters

Board of Directors

The Board of Directors is elected by and accountable to the shareholders and is responsible for the strategic direction, oversight and control of EDS. Regular meetings of the Board are generally held five or six times per year and special meetings are scheduled when necessary. The Board held 10 meetings in 2003. All directors continuing in office following the Meeting attended at least 88% of the meetings of the Board and the Board committees of which they were members during 2003.

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in the performance of its duties and the exercise of its responsibilities to shareholders. Since the establishment of the current Board structure in 1996, the Board has continually reviewed and updated its governance practices and policies. The EDS Corporate Governance Guidelines, initially adopted in February 2003 and periodically supplemented thereafter, formally incorporate the practices and policies under which the Board has operated since its inception as well as significant additional practices and policies to assist the Board in the performance of its duties and to comply with NYSE listing rules and other legal requirements. The Guidelines cover the following principal subjects:

•	Expectations of individual directors, including understanding EDS’ businesses and markets, review and understanding of materials provided to the Board, objective and constructive participation in meetings and strategic decision-making processes, regular attendance at Board and Board committee meetings, and attendance at annual shareholder meetings.

•	Board selection and composition, including Board size, independence of directors, process for determination of director independence, number of independent directors, nomination and selection of directors, service on other boards, director retirement, director orientation and a mandatory continuing director education program.

•	Board operations, including number of meetings, requirement for executive sessions of non-management directors, Board access to management, annual Chief Executive Officer evaluation, annual Board and Committee evaluation, management development and succession planning, retention of independent advisors and operation and composition of Board Committees.

•	Other matters, including director compensation and stock ownership, prohibition on consulting agreements with directors, restrictions on charitable contributions to director-affiliated organizations, procedures for avoidance or minimization of conflicts of interest, and evaluation of EDS’ shareholder rights plan not less frequently than every three years.

The EDS Corporate Governance Guidelines are posted on our website at www.EDS.com/governance. Shareholders may also request a copy of the Guidelines by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

The Guidelines are reviewed periodically and as necessary by the Governance Committee and any proposed additions or amendments are presented to the full Board for its approval.

Executive Sessions

The EDS Corporate Governance Guidelines require the non-employee directors to meet in executive session without management present from time to time, and at least twice per year. Executive sessions are a normal part of the Board’s deliberations and activities. One of these meetings is devoted to the evaluation of the Chief Executive Officer and the recommendations of the Compensation and Benefits Committee regarding his compensation. The executive sessions are chaired on a rotating basis by the Chairpersons of the Board’s three standing Committees (a “Presiding Director”). The Chairman of the Governance Committee, Roger A. Enrico, will serve as the Presiding Director in 2004.

Communications with the Board

Individuals may communicate with the Presiding Director by submitting an e-mail to BoardCommunications@eds.com or sending a written communication to the following address:

Presiding Director of the EDS Board

c/o Corporate Secretary

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

Communications intended for any other non-management director should also be sent to the above address. Further information regarding the procedures for communications with the Presiding Director is posted on our website at www.EDS.com/governance.

Director Independence

The Board assesses the independence of each non-employee director not less frequently than annually in accordance with the EDS Corporate Governance Guidelines. Under the guidelines for assessing the independence of directors adopted by the Board in February 2004, a director cannot be independent unless the Board affirmatively determines that he or she has no material relationship with EDS, either directly or as a partner, shareholder or officer of an organization that has a relationship with EDS, and has none of the other relationships listed in the guidelines that would disqualify the director from being independent under the rules of the NYSE. As contemplated by the NYSE rules, the Board also adopted categorical standards to assist in determining whether any material relationship with EDS exists. Directors who have any of the relationships outlined in such categorical standards are considered to have relationships that require a “full facts and circumstances review” by the Board in order to determine whether it constitutes a material relationship with EDS for purposes of his or her independence. The guidelines as well as the categorical standards for assessing independence of EDS’ directors are posted on our website at www.EDS.com/governance.

In February 2004, the Board assessed the independence of each non-employee director who will remain in office following the Meeting under the Board’s guidelines for assessing independence. The Board determined, after careful review, that each such non-employee director is independent. There were no relationships outlined in the categorical standards with any non-employee director that required a “full facts and circumstances review” by the Board, other than two separate relationships with entities affiliated with Ray L. Hunt. Using the criteria outlined in the Board’s guidelines for assessing independence, the Board undertook a full facts and circumstances review of each of these relationships. These facts indicate that the relationships were not material and there is no reasonable likelihood that the relationships would cause Mr. Hunt to be unduly influenced by management, to have conflicting loyalties with the interests of EDS or to be unable to critically analyze management’s approaches or recommendations. A description of these relationships, as well as a summary of the basis for the Board’s determination regarding Mr. Hunt’s independence, is set forth under “Certain Transactions” below.

In connection with its assessment of the independence of each non-employee director, the Board also determined that each member of the Audit Committee meets the additional independence standards of the NYSE and Securities and Exchange Commission (“SEC”) applicable to Audit Committee members. Such standards require that the director not be an affiliate of EDS and cannot accept from EDS, directly or indirectly, any consulting, advisory or other compensatory fee, other than fees for serving as a director.

EDS Code of Business Conduct

EDS is committed to conducting its business ethically and with integrity. We believe that integrity is the sum of the ethical performance of the people of EDS and fosters successful long-term relationships with clients, a better overall work environment and a culture of compliance with both the letter and spirit of the law that ultimately brings value to our shareholders. The EDS Code of Business Conduct, first adopted over a decade ago, has been continually updated to reflect the values we expect of the directors, officers and employees of the entire EDS family of companies. Today the EDS Code of Business Conduct meets the standards for a “code of ethics” applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller for purposes of the rules adopted by the SEC, and satisfies the requirements of the NYSE for a code of business conduct applicable to all directors, officers and employees. The EDS Code of Business Conduct is posted on our website at www.EDS.com/code. We will disclose any amendment or waiver of a provision of the Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or that relates to any element of the definition of a “code of ethics” under applicable SEC rules, as well as any amendment or waiver of the Code for any of our directors or any other executive officers, on our website at www.EDS.com/code not later than five business days following the date of the amendment or waiver.

Committees of the Board

The Board of Directors has established three Committees to assist it in discharging its responsibilities: the Audit Committee; the Compensation and Benefits Committee; and the Governance Committee. Each Committee is composed entirely of independent directors. The Board has adopted a written charter for each Committee. Copies of these charters are posted on our website at www.EDS.com/governance. A copy of the Audit Committee charter is included as Appendix A to this Proxy Statement. Shareholders may also request a copy of any Committee charter by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

Audit Committee. The Audit Committee, which met 14 times in 2003, is composed of Ray J. Groves (Chairman), Roger A. Enrico and Ray L. Hunt. The Board of Directors has determined that Mr. Groves is an audit committee financial expert within the meaning of SEC regulations, and that all members of the Audit Committee are independent within the meaning of the NYSE’s listing standards. The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of EDS’ financial statements, EDS’ compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of EDS’ internal audit function and independent auditors. Among other things, the Audit Committee appoints and determines the compensation of EDS’ independent auditors; reviews and evaluates the performance and independence of the independent auditors; reviews the scope and plans for the external and internal audits; reviews and discusses reports from the independent auditors regarding critical accounting policies, alternative treatments of financial information and other matters; reviews significant changes in the selection or application of accounting principles; reviews the internal control report of management, any issues regarding the adequacy of internal controls and any remediation efforts; reviews legal matters that could materially impact EDS’ financial statements; reviews the EDS Code of Business Conduct to determine whether it complies with applicable law and discusses reports from the Office of Ethics and Business Conduct concerning compliance with the Code of Business Conduct; and reviews EDS’ guidelines and policies with respect to risk assessment and risk management. The Committee also reviews with management and the independent auditors EDS’ quarterly and annual financial statements and other public financial disclosures prior to their public release. The report of the Audit Committee is included below.

Compensation and Benefits Committee. The Compensation and Benefits Committee, which met 12 times in 2003, is composed of C. Robert Kidder (Chairman), William H. Gray, III, Ellen M. Hancock and Judith Rodin. Dr. Rodin joined this committee in October 2003 upon the resignation of Ray J. Groves from the committee. Ms. Hancock joined the committee in February 2004. Mr. Gray will resign from the committee upon his resignation from the Board in May 2004. This committee reviews and approves annual goals and objectives relevant to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance against such goals and objectives. The committee also approves all salary and other compensation of our other executive officers and approves performance goals for all performance-based executive plans. It also reviews and approves all new benefit and equity compensation plans and programs, as well as amendments to existing plans and programs, and reviews and makes recommendations to the Board regarding director compensation.

Governance Committee. The Governance Committee, which met seven times in 2003, is composed of Roger A. Enrico (Chairman), Ellen M. Hancock, C. Robert Kidder and Judith Rodin. Mr. Kidder joined this committee, and Mr. Enrico became its Chairman, in January 2004 following the resignation of James A. Baker, III from the Board of Directors. Ms. Hancock joined the Committee in February 2004. The Governance Committee develops, and makes recommendations to the Board for approval of, our policies and practices related to corporate governance, including the EDS Corporate Governance Guidelines. In addition, the committee develops the criteria for the qualification and selection of candidates for election to the Board, including the standards and processes for determining director independence, and makes recommendation to the Board regarding such candidates as well as the appointment of directors to serve on Board committees. The committee is also responsible for the development and oversight of the company’s director orientation and education programs. The committee recommends to the Board the election of the Chairman and the Chief Executive Officer, reviews the Chief Executive Officer’s recommendations regarding the election of other principal officers, reviews and develops with the Chief Executive Officer management succession plans, and makes recommendations regarding shareholder proposals. The procedures for submission by a shareholder of a director nominee or other proposal are described under “Shareholder Proposals and Nomination of Directors” below.

Director Qualifications

The Governance Committee will select nominees for director on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be able to serve on the Board for a sustained period. To be recommended by the Governance Committee for election to the Board, a nominee must also meet the expectations for individual directors set forth in the EDS Corporate Governance Guidelines, including understanding EDS’ businesses and the marketplaces in which it operates. In addition, a nominee must not have conflicts or commitments that would impair his or her ability to attend scheduled Board meetings or annual shareholders meetings, not hold positions that would result in a violation of legal requirements, and meet any applicable legal or regulatory requirements for directors of government contractors. In selecting nominees, the Governance Committee will also consider the nominee’s global experience, experience as a director of a large public company and knowledge of particular industries.

Identification and Evaluation of Director Candidates

The Governance Committee uses a variety of means for identifying nominees for director, including third-party search firms and recommendations from current Board members and shareholders. In determining whether to nominate a candidate, the Governance Committee considers the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing needs, and then assesses the need for new or additional members to provide those capabilities. In most instances, all members of the Governance Committee, as well as one or more other directors, will interview a prospective candidate. The Governance Committee will also contact any other sources, including persons serving on another board with the candidate, it deems appropriate to develop a well-rounded view of the candidate. Reports from the interview with the candidate and/or Governance Committee members with personal knowledge and experience with the candidate, information provided by other contacts, the candidate’s resume, and any other information deemed relevant by the Governance Committee will be considered in determining whether a candidate should be nominated.

In evaluating whether to nominate a director for re-election, the Governance Committee will consider the following: the director’s attendance at Board and Board Committee meetings; the director’s review and understanding of the materials provided in advance of meetings and other materials provided to the Board from time to time; whether the director actively, objectively and constructively participated in such meetings and in the company’s strategic decision-making process in general; the director’s compliance with the EDS Corporate Governance Guidelines; and whether the director continues to possess the qualities and capabilities expected of Board members discussed above. The Governance Committee will also consider input from other Board members concerning the performance and independence of that director. Generally, the manner in which the Governance Committee evaluates nominees for director recommended by a shareholder will be the same as that for nominees from other sources. However, the Governance Committee will also seek and consider information concerning the relationship between a shareholder’s nominee and that shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

There is one nominee this year who had not previously been elected to the Board by shareholders. Ellen M. Hancock was appointed by the Board as a director in February 2004 upon recommendation of the Governance Committee. She had been recommended to the Governance Committee by a non-management director.

Shareholder Proposals and Nomination of Directors

Shareholders may submit proposals, including director nominations, for consideration at future shareholder meetings.

Shareholder Proposals. For a shareholder proposal to be considered for inclusion in EDS’ proxy statement for the 2005 Annual Meeting of Shareholders, the written proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Electronic Data Systems Corporation

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

Fax: (972) 605-5610

For a shareholder proposal to be considered for inclusion in EDS’ proxy statement for the 2005 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary at EDS’ principal executive offices not later than November 3, 2004. Our 2005 Annual Meeting of Shareholders is currently scheduled for April 22, 2005. Because that date is more than 30 days prior to the anniversary date of this year’s annual meeting, the November 3, 2004 deadline has been established in accordance with SEC Rule 14a-8 as a reasonable time before we begin to print and mail our proxy materials for the 2005 annual meeting.

Our By-laws provide for certain procedures that shareholders must follow to introduce an item of business at an annual meeting. These provisions, which are described under “By-law Procedures” below, are separate from and in addition to the SEC Rule 14a-8 requirements that a shareholder must satisfy to have a shareholder proposal included in our proxy statement.

Nomination of Director Candidates. The Governance Committee will consider candidates recommended by shareholders who beneficially own not less than 1% of the outstanding Common Stock. Eligible shareholders wishing to make such recommendations to the Governance Committee for its consideration may do so by submitting a completed “Shareholder Recommendation of Candidate for Director” form to the Secretary of the Governance Committee by e-mail to DirectorNominations@eds.com or by mail to the following address:

Secretary of the Governance Committee

Electronic Data Systems Corporation

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

This form is posted on our website at www.EDS.com/nomineeform. A copy of the form may also be requested from the Secretary of the Governance Committee. Eligible shareholders who wish to recommend a nominee for election as director at the 2005 annual meeting should submit a completed form not earlier than October 1, 2004 and not later than November 3, 2004. Generally, candidates recommended by an eligible shareholder will be evaluated by the Governance Committee under the same process described above. However, the Governance Committee will not evaluate a shareholder-recommended candidate unless and until the potential candidate has indicated a willingness to serve as a director, comply with the expectations and requirements for Board service described above and provide all information required to conduct an evaluation.

Shareholders who wish to nominate a person for election as a director at the next annual meeting may do so in accordance with the By-law procedures described below, either in addition to or in lieu of making a recommendation to the Governance Committee.

By-law Procedures. Our By-laws provide for certain procedures that shareholders must follow to introduce an item of business at an annual meeting or nominate persons for election as a director. These requirements are separate from and in addition to the SEC Rule 14a-8 requirements that a shareholder must satisfy to have a shareholder proposal included in our proxy statement. These requirements are also separate from the procedures described above that a shareholder must follow to recommend a director candidate to the Governance Committee.

Generally, our By-laws require that a shareholder notify the Corporate Secretary of a proposal not less than 90 days nor more than 270 days before the scheduled meeting date. The notice must include the name and address of the shareholder and of any other shareholders known by such shareholder to be in favor of the proposal, as well as a description of the proposed business and reason for conducting the proposed business at the annual meeting. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of Common Stock beneficially owned by the nominee(s) and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules.

Our By-laws are posted on our website at www.EDS.com/governance. Shareholders may also contact the Corporate Secretary at the above address for a copy of the relevant By-law provisions.

Compensation of Non-employee Directors

Each non-employee director currently receives (i) annual cash compensation of $35,000, as well as $5,000 for serving as a committee chairman and $2,500 for attendance at each meeting of the Board or a Board committee, and (ii) an annual grant of 4,000 stock options and 500 shares of restricted stock that vest ratably over a three-year period. A director may elect to receive additional stock options and/or shares of restricted stock in lieu of all or part of the cash compensation he or she would otherwise receive. For the director compensation year commencing with the 2004 shareholders meeting, the director compensation program will be simplified to provide for an annual cash retainer of $200,000 plus $15,000 for each committee chairperson, eliminating the annual stock option and restricted stock grants and additional cash compensation for each Board and Board committee meeting. Directors may continue to elect each year to receive stock options and/or shares of restricted stock in lieu of all or part of their annual cash retainer.

Directors may defer, in a cash account or phantom stock account, all or a portion of their annual cash retainer until up to five years after separation from the Board pursuant to the Deferred Compensation Plan for Non-employee Directors. Compensation deferred to the cash account earns interest at a rate equal to 120% of the applicable federal long-term rate published by the IRS. Compensation deferred to the phantom stock account is deemed to have purchased shares of Common Stock on the effective date of the deferral at the then fair market value of the stock. The number of shares credited to the phantom stock account is adjusted periodically to reflect the payment and reinvestment of dividends on the Common Stock.

The Board believes it is important to align the interests of directors with those of shareholders and for directors to hold equity ownership positions in EDS that are meaningful in their individual circumstances. Accordingly, the Board strongly encourages all non-employee directors to elect to take a significant portion of their compensation in the form of EDS equity, and has adopted director stock ownership guidelines, to be effective with the director compensation year commencing at the 2004 Annual Meeting, requiring directors to hold EDS equity valued at not less than $400,000 following a designated period.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of EDS’ financial statements. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with KPMG LLP their independence from management and EDS, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended

December 31, 2003 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended the selection of the company’s independent auditors and that such selection be submitted to shareholders for ratification.

Audit Committee Ray J. Groves, Chairman Roger A. Enrico Ray L. Hunt

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board proposes the election of Roger A. Enrico, Ellen M. Hancock and C. Robert Kidder as Class II directors to serve until the annual meeting in 2007 or until their successors have been duly elected and qualified. All other directors will continue in office until expiration of the terms of their classes at the annual meeting in 2005 or 2006, as the case may be, other than William H. Gray, III, who will resign from the Board prior to the Meeting.

We will vote your shares as you specify in your proxy. If you sign, date and return your proxy but do not specify how you want your shares voted, we will vote them FOR the election of the three nominees listed below. If due to unforeseen circumstances (such as death or disability) a nominee should become unavailable for election, the Board may either reduce the number of directors or substitute another person for the nominee, in which event your shares will be voted for that other person.

The following information regarding the nominees for director and each current director continuing in office is as of March 1, 2004.

The Board of Directors recommends a vote FOR each of the nominees for director.

Nominees for Director Whose Terms Expire in 2007

Roger A. Enrico, 59

Former Chairman and Chief Executive Officer of PepsiCo, Inc. Mr. Enrico was Chief Executive Officer of PepsiCo, Inc. from April 1996 to April 2001, Chairman of the Board from November 1996 to April 2001, and Vice Chairman from April 2001 to April 2002. He joined PepsiCo, Inc. in 1971, became President & CEO of Pepsi-Cola USA in 1983, President & CEO of PepsiCo Worldwide Beverages in 1986, Chairman & CEO of Frito-Lay, Inc. in 1991, and Chairman & CEO of PepsiCo Worldwide Foods in 1992. Mr. Enrico was Chairman and CEO, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is a director of Target Corporation, Belo Corp. and The National Geographic Society. Mr. Enrico has been a director of EDS since 2000.

Ellen M. Hancock, 60

Former Chairman and Chief Executive Officer of Exodus Communications, Inc., a computer network and internet systems company. Ms. Hancock was Chairman of Exodus from June 2000 to September 2001, Chief Executive Officer from September 1998 to September 2001 and President from March 1998 to June 2000 (Exodus filed a voluntary petition under Chapter 11 of the federal bankruptcy laws in September 2001). She was Executive Vice President, Research and Development, Chief Technology Officer of Apple Computer Inc. from July 1996 to July 1997. Ms. Hancock previously was Executive Vice President and Chief Operating Officer of National Semiconductor and a Senior Vice President and Group Executive of International Business Machines Corporation. She is a director of Aetna Inc., Colgate-Palmolive Company and Watchguard Technologies, Inc. Ms. Hancock has been a director of EDS since February 2004.

C. Robert Kidder, 59

Chairman of the Board since January 1995, and Chief Executive Officer from January 1995 to March 2002, of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company. Mr. Kidder was Chairman and Chief Executive Officer of Borden Capital, Inc., a company which provided financial and strategic advice to the Borden family of companies, from November 2001 through March 2003. He is a director of Morgan Stanley and has been a director of EDS since 1996.

Continuing Directors Whose Terms Expire in 2005

Michael H. Jordan, 67

Chairman and Chief Executive Officer of EDS since March 2003. Mr. Jordan was Chairman and Chief Executive Officer of CBS Corporation (formerly Westinghouse Electric Corporation) from July 1993 until December 1998. Prior to joining Westinghouse, he was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chairman of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World-Wide Foods from December 1986 to December 1990. Mr. Jordan has been chairman of the board of directors of eOriginal, Inc. (electronic document services) since June 1999. He is also a director of Aetna Inc. and WPP Group Plc.

Judith Rodin, 59

President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994. Dr. Rodin was Provost of Yale University from 1992 to 1994, and held various professorial and other positions at Yale from 1972 to 1994, including Dean of the Graduate School of Arts and Sciences and Chair of the Department of Psychology. She is a director of AMR Corporation, Aetna Inc. and Comcast Corporation and a trustee of 43 of the mutual funds managed by The Blackrock Funds. Dr. Rodin has been a director of EDS since 1996.

Continuing Directors Whose Terms Expire in 2006

Ray J. Groves, 68

Chairman and Chief Executive Officer of Marsh Inc., the insurance brokerage and risk management subsidiary of Marsh & McLennan Companies, Inc., since July 2003, President and Chief Executive Officer of Marsh Inc. from January 2003 to June 2003, and President and Chief Operating Officer of Marsh Inc. from October 2001 to January 2003. Mr. Groves served as Chairman of Legg Mason Merchant Banking, Inc. from March 1995 to September 2001. He retired as Chairman and Chief Executive Officer of Ernst & Young LLP in September 1994, which position he held since 1977. Mr. Groves is a director of Boston Scientific Corporation, The Gillette Company and Marsh & McLennan Companies, Inc. Mr. Groves has been a director of EDS since 1996.

Jeffrey M. Heller, 64

Rejoined EDS in March 2003 as President and Chief Operating Officer and a director. Mr. Heller retired from EDS in February 2002 as Vice Chairman, a position he had held since November 2000. He had served as President and Chief Operating Officer of EDS from 1996 to November 2000, Senior Vice President from 1984 to 1996, and Chairman of EDS’ UGS PLM Solutions subsidiary (formerly Unigraphics Solutions Inc.) from January 1999 to February 2001. Mr. Heller joined EDS in 1968 and has served in numerous technical and management capacities. Mr. Heller is a director of Trammell Crow Company.

Ray L. Hunt, 60

Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and Chairman of the Board and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Halliburton Company and PepsiCo, Inc., a manager of Verde Group, LLC and Chairman of the Board of the Federal Reserve Bank of Dallas. He has been a director of EDS since 1996.

Stock Ownership of Management and Certain Beneficial Owners

Stock Ownership of Directors and Executive Officers. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 2, 2004 by each director and nominee for director, the Chief Executive Officer, the current and former executive officers named in the Summary Compensation Table in this Proxy Statement, and all current directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding Common Stock.

Name	Amount and Nature of Beneficial Ownership
Roger A. Enrico	59,043	(a)(b)
William H. Gray, III	18,840	(a)(b)
Ray J. Groves	46,094	(a)(b)
Ellen M. Hancock	135	(a)(b)
Ray L. Hunt	66,315	(a)(b)
C. Robert Kidder	40,931	(a)(b)
Judith Rodin	34,242	(a)(b)
Michael H. Jordan	72,219	(a)(c)(d)(e)
Jeffrey M. Heller	984,712	(a)(c)(d)(e)
Robert H. Swan	68,243	(a)(c)(d)(e)
Henner L. Klein	22,337	(a)(c)
Anthony J. Affuso	129,565	(a)(c)(d)(e)
Richard H. Brown	2,822,383	(a)(d)
Directors and executive officers as a group (17 persons)	1,840,903	(a)-(e)

(a)	Includes shares of Common Stock which may be acquired on or before May 1, 2004, through the exercise of stock options as follows: Mr. Enrico—14,782 shares; Mr. Gray—13,101 shares; Mr. Groves—23,383 shares; Mr. Hunt—29,617 shares; Mr. Kidder—29,888 shares; Dr. Rodin—19,019 shares; Mr. Jordan—40,500 shares; Mr. Heller—500,870 shares; Mr. Swan—18,000 shares; Mr. Klein—15,514 shares; Mr. Affuso—104,500 shares; Mr. Brown—2,160,750 shares; and all current directors and executive officers as a group—1,025,376 shares.

(b)	Includes compensation deferrals treated as phantom stock under the Non-Employee Director Deferred Compensation Plan as follows: Mr. Enrico—4,095 shares; Mr. Gray—4,639 shares; Mr. Groves—19,530 shares; Ms. Hancock—135 shares; Mr. Hunt—12,469 shares; Mr. Kidder—8,743 shares; and Dr. Rodin—11,476 shares.

(c)	Excludes unvested restricted stock units granted under the Incentive Plan as follows: Mr. Jordan—150,000 units; Mr. Heller—267,000 units; Mr. Swan—69,423 units; Mr. Klein—11,927 units; Mr. Affuso—2,300 units; and all executive officers as a group—784,551 units. The units vest (subject to earlier vesting based on EDS’ achievement of performance goals) during the period from 2004 through the earlier of normal retirement or 2009, subject to earlier vesting under the terms of the agreements with certain executives described below.

(d)	Includes vested compensation deferrals treated as invested in Common Stock under the Executive Deferral Plan as follows: Mr. Jordan—6,521 shares; Mr. Heller—116,591 shares; Mr. Swan—41,897 shares; Mr. Affuso —10,779 shares; Mr. Brown—644,502 shares; and all current executive officers as a group—200,438 shares.

(e)	Includes vested compensation deferrals treated as invested in Common Stock under the 401(k) Plan as follows: Mr. Jordan—197 shares; Mr. Heller—289 shares; Mr. Swan—3 shares; Mr. Affuso—6,611 shares; and all current executive officers as a group—9,258 shares.

Stock Ownership of Certain Beneficial Owners. Based on a review of filings with the SEC, we are aware of the following beneficial owners of more than 5% of the outstanding Common Stock at December 31, 2003:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common Stock Outstanding
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	61,022,380	(a)	12.6%
Dodge & Cox One Sansome St. San Francisco, CA 94104	51,065,569	(b)	10.6%
Pacific Financial Research Inc. 9601 Wilshire Blvd Beverly Hills, CA 90210	42,067,466	(c)	8.8%
State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	29,154,168	(d)	6.1%

(a)	Includes 5,572,230 shares from the assumed conversion of convertible debt.

(b)	Includes 47,939,229 shares over which Dodge & Cox had sole voting power and 535,800 shares over which it had shared voting power.

(c)	Includes 39,495,966 shares over which Pacific Financial Research had sole voting power.

(d)	Includes 12,136,785 shares over which State Street had sole voting power, 15,847,696 shares over which it had shared voting power, 16,250,129 shares over which it had sole dispositive power, and 12,904,039 shares over which it had shared dispositive power.

Executive Compensation and Other Information

Compensation and Benefits Committee Report on Executive Compensation

The Compensation and Benefits Committee of the Board of Directors (the “Committee”), which is composed entirely of independent non-employee directors, is responsible for the establishment and administration of the compensation and benefits programs for EDS’ executives, including the Chief Executive Officer. In fulfilling these responsibilities, the Committee establishes and administers the compensation for the company’s executives, including approving adjustments to base salary, establishing targets for the payment of annual bonuses, and the granting and vesting of long-term incentive compensation. The Committee met 12 times in 2003 and routinely reported to the Board on its activities.

The Committee believes that the competition EDS faces in attracting executive talent, and in particular the competition from companies in the technology and IT services industries, has changed significantly in recent years. The Committee has addressed this change, as well as other recent developments in the executive compensation environment, through the changes in elements of its executive compensation strategy described in the following paragraphs.

Compensation Philosophy. The EDS compensation philosophy is to pay executives performance-oriented competitive compensation determined by reference to the market in which EDS competes for talent, EDS’ performance, and the individual’s contribution to that performance. Compensation plans are designed to attract and retain executives whose abilities are critical to the long-term success and competitiveness of EDS, to motivate and reward executives for achieving long-term strategic goals that build shareholder value, and support a performance-oriented environment that rewards achievement of business goals.

In determining competitive compensation levels, the Committee evaluates market survey data prepared by an independent third-party consulting firm. The market for EDS’ executive talent is broader than the technology and information technology (IT) services industries. Accordingly, we review survey data from two separate comparator groups. One group consists of large global corporations and includes several companies outside the technology and IT services industries. The second group consists of technology companies that are similar in revenue, market capitalization and/or net income to EDS. We believe these companies are representative of employers that compete with EDS for executive talent.

The Committee generally targets total compensation at the 50th percentile of these competitive comparator group companies. However, the Committee believes it is important to place a significant portion of each executive’s total compensation at risk, and therefore will pay total compensation above the 50th percentile when EDS performs well relative to its goals and competitors.

The EDS compensation philosophy has been to encourage significant long-term stock ownership by executives, thereby further linking management and shareholder interests. With that goal in mind, the Committee adopted share ownership guidelines to encourage executives to own a significant amount of EDS stock. These guidelines are expressed as a multiple of an executive’s base salary. Executives have five years to meet the stock ownership guidelines. Furthermore, EDS’ compensation program provides executives with multiple methods with which to accumulate EDS stock. These include a non-qualified deferred compensation plan that allows executives to defer base salary, annual bonus compensation and restricted stock units into deferred EDS stock units. The plan also provides a matching contribution, in the form of deferred EDS stock units, with respect to certain cash compensation deferred under the plan. The Committee also has the ability to award additional deferred stock units to executives under the deferred compensation plan. Such an award was made in February 2003 to certain executive officers, other than the Chief Executive Officer, based on individual performance. As described below, the Committee has granted long-term incentive compensation to executives primarily in the form of annual stock-option grants.

In addition to benefit plans and programs generally available to all EDS employees, executive compensation consists of the following three principal components: base salary; annual bonus compensation; and long-term incentive compensation. The annual bonus and long-term incentive compensation components enable the Committee to subject an executive’s compensation to substantial risk based on achievement-oriented objectives. We have adopted the following approach to base salary, annual bonus compensation and long-term incentive compensation.

Base Salary. The Committee generally targets base salaries for executive officers at the 50th percentile paid for similar positions by the comparator groups described above. Base salaries are reviewed annually relative to market survey data and individual performance and contribution. The Committee approves actual salary rates for all executive officers, including the Chief Executive Officer. Individual executives may receive base salary higher or lower than the 50th percentile of the comparator group market data depending on a combination of factors, including the executive’s performance, responsibilities and experience, as well as his or her opportunity for annual bonus and long-term incentive compensation.

Annual Bonus Compensation. Annual bonus compensation reflects our philosophy that a significant portion of each executive’s annual compensation be contingent upon the company’s current performance, as well as the individual executive’s contribution to that performance. The Committee reviews bonus targets used by the comparator groups in setting executive bonus target opportunity levels. For 2004, the Committee has realigned and lowered annual bonus target opportunity levels to approximately the 50th percentile of the comparator groups.

For 2003, the executive was eligible for a bonus payout pursuant to the terms of our Executive Bonus Plan, or the EBP. The Committee establishes performance targets at the beginning of each calendar year and only if such targets are met or exceeded will an executive be eligible to receive a bonus. Earnings per share, or EPS, and free cash flow were the financial metrics used to establish performance targets under the EBP. The EBP was modified for 2003 to provide the payment of 60% of a participant’s target bonus in the form of a stock option grant not subject to the performance targets established for that year. Such stock options were granted to all executives on February 10, 2003 (other than the grants to Messrs. Heller and Jordan, which were made upon the commencement of their employment on March 20, 2003) at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vested in full on February 10, 2004 and are exercisable for three years after the vesting date. The remaining 40% of the target bonus was to be paid in cash, subject to the company’s meeting the performance targets established at the beginning of the year. The stock option feature of the EBP was unique to 2003, and for 2004, any bonus payable to executives will be made 100% in cash.

In July 2003, the Committee was advised the Company would not achieve the financial thresholds required to fund a cash bonus under the 2003 EBP and other bonus plans for the company’s leadership. The Committee then established the 2003 Second-half Bonus Plan providing an incentive to the new EDS leadership team for achieving EPS and free cash flow targets established for the period July 1 through December 31, 2003. Specific second-half operating profit targets were also established for UGS PLM Solutions and A.T. Kearney executives tied to the performance of their respective organizations. Should the performance targets be achieved, individuals would be eligible to receive an amount equal to 20% or more of their annual target bonus opportunity.

The Committee determined that the Company achieved its financial targets under the Second-half Bonus Plan (including performance targets established for UGS PLM Solutions and A.T. Kearney) and awarded such payments under the plan. The Second-half Bonus Plan was approved following the appointment of the company’s new management team and the establishment of that team’s new operating strategy. Adjusting annual bonus performance targets mid-year was unique to 2003 and the Committee does not expect or intend to do so again in the future, except in extraordinary circumstances.

Long-Term Incentive Compensation. Long-term incentive opportunities are an important and significant element of the total compensation package for EDS executives. The Committee believes this pay element links management and shareholder interests and aligns executives’ long-term decisions with the best interests of EDS and its shareholders.

In recent years, EDS has generally awarded long-term compensation to its executives in the form of annual stock option grants, although from time to time it has awarded restricted stock and deferred stock units to a limited number of senior executives. Most stock-based awards to executives are made under the Incentive Plan (which authorizes awards of stock options, stock appreciation rights, restricted stock and other stock-based awards), the Executive Deferral Plan (which authorizes employer matching awards or discretionary awards of deferred stock units), or the Transition Inducement Plan (which is similar to the Incentive Plan, but is used exclusively for inducement grants to newly hired or transitioned employees). In granting stock-based awards, the Committee considers the long-term incentive compensation paid for similar executive positions by the comparator groups, the number of shares of unvested restricted stock and stock options subject to previously granted awards, and the executive’s performance.

Since 2001, the Committee has generally awarded stock options to executives on an annual basis with the options vesting ratably over four years and having a 10 year term. Stock options by their nature are performance-based compensation. However, it has been an important goal of the Committee to strengthen the performance-based features of EDS’ option grants. Accordingly, commencing with the 2003 stock option grant the Committee provided for vesting of 100% of the stock options in the fourth year, provided that half of the grant is eligible for vesting after one year and the other half after two years, if EDS’ stock price appreciates to specified levels following those dates. The Committee is currently re-evaluating the company’s stock option program and expects to make further changes commencing with the 2005 annual grant to further strengthen the performance-based nature of EDS’ stock option grants.

The Committee targets an annual utilization rate and ongoing overhang at the 50th percentile of the comparator groups. As a result, the Committee approved a utilization policy limiting the number of stock options granted in a fiscal year to less than 3% of EDS’ total shares outstanding. This utilization policy excludes equity compensation grants made to newly hired or transitioned employees.

Chief Executive Officer Compensation. On March 20, 2003, EDS appointed Michael H. Jordan as Chairman and Chief Executive Officer and Jeffrey M. Heller as President and Chief Operating Officer. The principal terms of their employment arrangements are described under “Employment Agreements” below. The Committee believes Mr. Jordan’s total compensation for 2003 is consistent with the size and mix of total compensation provided to CEOs of the comparator group companies.

Consistent with changes in the competition for executive talent and other changes in the landscape for executive compensation referred to above, the base salary, annual incentive compensation opportunity and long-term incentive compensation offered to Mr. Jordan are significantly lower than that provided to the former CEO.

Consistent with the Committee’s goal of strengthening the performance-based nature of its equity compensation grants, the stock option grants to Mr. Jordan in 2003 were awarded 50% at the fair market value on the date of grant and 50% as a premium stock option — 30% above the fair market value on the date of grant. The stock options and restricted stock granted to him will vest 100% in three years and accelerate only in certain termination of employment events. Once vested, the shares underlying these equity grants can be sold no sooner than one-third at the time of vesting and one-third on the subsequent two anniversary dates.

Mr. Jordan was awarded a cash bonus of $540,000 for 2003 representing 40% of his annual target and the minimum cash bonus guaranteed to Mr. Jordan under the terms of his employment agreement. The remaining 60% portion of his 2003 bonus opportunity was delivered through a stock option grant made on March 20, 2004 at an exercise price of $15.58 per share. This grant vested 100% on February 10, 2004 and is exercisable for three years.

Richard H. Brown served as Chief Executive Officer during a portion of the period covered by this report. His compensation, including EDS’ severance obligations upon the termination of his employment, were governed by his Employment Agreement, the principal terms of which are described under “Employment Agreement with Former Chairman and Chief Executive Officer” below.

Section 162(m). Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain “performance-based” compensation may be excluded from such $1 million deduction limitation. The Committee intends to structure annual bonus awards and stock option grants under the Incentive Plan in a manner designed to make such awards “performance-based” to the extent practicable. However, certain forms and amounts of compensation may exceed the $1 million deduction limitation from year to year. We anticipate the $1 million level will be exceeded with respect to the Chief Executive Officer and certain other executive officers.

Compensation and Benefits Committee*

C. Robert Kidder, Chairman

William H. Gray, III

Judith Rodin

*	Ellen M. Hancock was appointed a member of the Committee following issuance of this report.

Summary Compensation Table

The following table sets forth information with respect to the compensation for the last three years of (i) Michael H. Jordan, who was appointed Chairman and Chief Executive Officer effective March 20, 2003, (ii) each of the four other most highly compensated executive officers of EDS as of the end of 2003, and (iii) Richard H. Brown, who served as Chairman and Chief Executive Officer until March 20, 2003 (the “named executive officers”).

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position During 2003	Year	Salary	Bonus (a)	Other Annual Compensation		Restricted Stock Awards (c)	Number of Options(a)	All Other Compensation (d)
Michael H. Jordan Chairman of the Board and Chief Executive Officer	2003	$780,768	$540,000	$70,425	(b)	$2,337,000	1,040,500	$38,651
Jeffrey M. Heller President and Chief Operating Officer (e)	2003 2002 2001	546,538 139,847 737,036	344,933 — 1,621,185	— — —		779,000 — —	275,870 — 150,000	32,240 1,675 3,026,747
Robert H. Swan Executive Vice President and Chief Financial Officer	2003	594,423	740,000	—		3,000,000	293,000	110,820
Heinz L. (Henner) Klein Chief Executive Officer of A.T. Kearney (f)	2003 2002 2001	694,978 641,265 447,106	67,197 — —	— — —		— — —	35,414 10,000	27,081 29,307 21,750
Anthony J. Affuso President and CEO of UGS PLM Solutions	2003 2002 2001	440,000 420,000 420,000	200,000 — 466,000	— — —		162,050 — —	67,000 175,000	34,798 132,493 102,588
Richard H. Brown Former Chairman and Chief Executive Officer	2003 2002 2001	375,000 1,500,000 1,500,000	— — 7,000,000	— — —		— — 27,677,500	60,750 — 750,000	12,177,507 520,752 357,628

(a)	60% of targeted bonuses for 2003 for the named executive officers was paid in the form of options to purchase Common Stock. Such options are not included in the 2003 bonus reported above but are reflected in the number of options awarded in 2003 reported above. See note (a) to the table under “Option Grants in 2003” below for information regarding the number and terms of these options. Mr. Swan’s reported bonus for 2003 includes a $500,000 sign-on bonus. Bonuses for 2001 (excluding $2,065,000 of Mr. Brown’s bonus) were paid 75% in cash and 25% in Common Stock, valued at the fair market value on the payment date.

(b)	Includes $36,893 for personal use of corporate aircraft and $33,532 for reimbursement of financial planning and tax return preparation expenses. Mr. Jordan is required by EDS to use corporate aircraft for all travel. The value of the aircraft usage reported above is based on EDS’ direct operating cost for the aircraft.

(c)	Amounts for 2003 include: for Mr. Jordan 150,000, and for Mr. Heller 50,000, restricted stock units awarded on March 20 upon commencement of their employment, which will vest on the third anniversary of the grant date and may be sold in increments of one-third each on the vesting date and first and second anniversaries thereof; for Mr. Swan, 92,564 restricted stock units and 92,564 deferred stock units, each granted on February 10 and vesting 25% annually on the first through fourth anniversaries of the grant date; and for Mr. Affuso, 10,000 deferred stock units granted on February 10 and vesting one-third annually on the first through third anniversaries of the grant date.

Amounts for 2001 include for Mr. Brown 210,000 deferred stock units granted on January 1 and 250,000 deferred stock units granted on October 23 (such units vested upon his termination as Chairman and Chief Executive Officer in March 2003).

At December 31, 2003, the number and fair market value of unvested restricted and deferred stock units held by the named executive officers were: Mr. Jordan, 150,000 shares, $3,681,000; Mr. Heller, 304,000 shares, $7,460,160; Mr. Swan, 185,128 shares, $4,543,041; Mr. Klein, 11,927 shares, $292,689; Mr. Affuso, 12,800 shares, $314,112. Dividend equivalents are paid on restricted and deferred stock units in the amount and at the time dividends are paid on the Common Stock.

(d)	For Mr. Jordan, includes: matching award under the EDP of $35,651; and matching contributions under the 401(k) Plan of $3,000.

For Mr. Heller, includes matching awards under the EDP of $29,240 and $214,127 for 2003 and 2001, respectively; matching contributions under the 401(k) Plan of $3,000, $1,675 and $2,550 for 2003, 2002 and 2001, respectively; for 2001, $48,851 for premiums under life insurance policies the proceeds of which may be applied toward the continuation of salary payment for the benefit of his surviving spouse; for 2001, $2,761,219 under the EDS Senior Management Retention Plan (which represents sum of the actual annual incentive bonuses awarded to him for three prior years in accordance with the terms of the plan, which is no longer in effect).

For Mr. Swan, includes: matching award under the EDP of $33,899; matching contributions under the 401(k) Plan of $1,642; and $75,279 for reimbursement of relocation expenses.

For Mr. Klein, includes: premiums under a disability insurance policy of $14,626, $20,049 and $12,971 for 2003, 2002 and 2001, respectively; premiums under health and long-term care insurance policies of $3,544, $2,802 and $2,659 for 2003, 2002 and 2001, respectively; premiums under a pension insurance policy of $6,683, $4,817 and $4,566 for 2003, 2002 and 2001, respectively; and premiums under an unemployment insurance policy of $2,228, $1,639 and $1,554 for 2003, 2002 and 2001, respectively.

For Mr. Affuso, includes: matching awards under the EDS and/or UGS PLM EDP of $22,267 and $19,488 for 2003 and 2001 respectively; matching contributions under the EDS and/or UGS PLM 401(k) Plans of $3,000, $1,788 and $2,562 for 2003, 2002 and 2001, respectively; special contributions to the UGS PLM 401(k) Plan of $9,950 and $13,250 for 2002 and 2001, respectively; matching awards under the UGS PLM Restoration Account Plan and corresponding interest credit of $43,050 and $6,398, respectively, for 2002 and $61,950 and $3,538, respectively, for 2001; interest credit from the UGS PLM Restoration Account Plan of $9,531 for 2003; reimbursement of relocation expenses of $71,307 in 2002; and $1,800 in respect of life insurance premiums for 2001.

For Mr. Brown, includes: matching awards under the EDP of $518,002 and $355,078 for 2002 and 2001, respectively; matching contributions under the 401(k) Plan of $900, $2,750 and $2,550 for 2003, 2002 and 2001, respectively; and cash severance payment of $12,176,607 in 2003.

(e)	Mr. Heller retired as Vice Chairman effective April 15, 2002 and rejoined EDS as President and Chief Operating Officer effective March 20, 2003.

(f)	Mr. Klein’s compensation is reported in U.S. dollars based on an average exchange rate for each year presented.

Option Grants in 2003

The following table contains information regarding awards of stock options to the named executive officers in 2003 and the potential realizable value of such options. The hypothetical value of the options as of their grant date has been calculated using the Black-Scholes option pricing model based on the assumptions identified below. This model is only one method of valuing options, and the use of this model should not be interpreted as an endorsement of its accuracy or a forecast of possible future appreciation, if any, in the price of the Common Stock. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the option exercise price at the time of exercise.

Name	Number of Securities Underlying Options Granted (a)	% of Total Stock Options Granted to Employees in 2003	Exercise or Base Price Per Share		Expiration Date		Hypothetical Value at Grant Date (e)
Michael H. Jordan	1,040,500	4.61%	(b	)	(b	)	$3,592,530
Jeffrey M. Heller	275,870	1.22%	(b	)	(b	)	$965,206
Robert H. Swan	293,000	1.30%	(c	)	(c	)	$1,291,520
Henner L. Klein	35,414	0.16%	(d	)	(d	)	$167,045
Anthony J. Affuso	67,000	0.30%	(c	)	(c	)	$305,380
Richard H. Brown	60,750	0.27%	(c	)	(c	)	$312,255

(a)	Includes the following grants in lieu of 60% of targeted 2003 bonus (“2003 Bonus Options”): Mr. Jordan, 40,500; Mr. Heller, 25,870; Mr. Swan, 18,000; Mr. Klein, 15,414; Mr. Affuso, 17,000; and Mr. Brown, 60,750.

(b)	2003 Bonus Options were granted to Messrs. Jordan and Heller on March 20, 2003 at an exercise price of $15.58, vested on February 10, 2004 and are exercisable for a three-year period thereafter. Of the remaining 1,000,000 and 250,000 options granted to Messrs. Jordan and Heller, respectively, on March 20, 2003, one-half have an exercise price of $15.58 (fair market value on grant date) and one-half have an exercise price of $20.254 (130% of such amount). Such other options vest on the third anniversary of the grant date and, once vested, may be exercised in increments of one-third on the vesting date and first and second anniversaries thereof.

(c)

2003 Bonus Options were granted to these named executive officers on February 10, 2003 at an exercise price of $16.205, vested on the first anniversary of the grant date and are exercisable for a three-year period thereafter. All other options were granted on February 10, 2003 at an exercise price of $16.205, will vest four years after the grant date (provided that any time following the one-year anniversary of the grant date one-half may vest if the Common Stock closes at a price of $21.0665 for 10 consecutive trading days and the remaining half may vest if the Common Stock closes at a price of $24.3075 for 10 consecutive trading days) and have a term of 10 years from the grant date. Under the terms of Mr. Brown’s employment agreement, all unvested equity awards, including the 2003 option grants, vested upon his termination as Chairman and Chief Executive Officer in March 2003.

(d)	2003 Bonus Options were granted to Mr. Klein on February 24, 2003 at an exercise price of $16.365, vested on the first anniversary of the grant date and are exercisable for a four-year period thereafter. All other options were granted on February 24, 2003 at an exercise price of $16.365, will vest four years after the grant date (provided that any time following the one-year anniversary of the grant date one-half may vest if the Common Stock closes at a price of $21.2745 for 10 consecutive trading days and the remaining half may vest if the Common Stock closes at a price of $24.5475 for 10 consecutive trading days) and have a term of 10 years from the grant date.

(e)	Calculated using a variation of the Black-Scholes option pricing model based upon the following assumptions: for bonus options granted to Messrs. Jordan and Heller, estimated time until exercise of 4 years, volatility rate of 43.34%, risk-free interest rate of 2.64%, and dividend yield of 3.85%; for options granted at the fair market value to Messrs. Jordan and Heller, estimated time until exercise of 6 years, volatility rate of 34.15%, risk-free interest rate of 2.81%, and dividend yield of 3.85%; for options granted at a 30% premium to Messrs. Jordan and Heller, estimated time until exercise of 6 years, volatility rate of 34.15%, risk-free interest rate of 2.81%, and dividend yield of 2.96%; for bonus options granted to other named executive officers excluding Mr. Klein, estimated time until exercise of 3 years, volatility rate of 55.45%, risk-free interest rate of 2.19%, and dividend yield of 3.70%; for all other options granted to other named executive officers excluding Mr. Klein, estimated time until exercise of 5 years, volatility rate of 38.55%, risk-free interest rate of 3.09%, and dividend yield of 3.70%; for bonus options granted to Mr. Klein, estimated time until exercise of 3 years, volatility rate of 55.45%, risk-free interest rate of 2.04%, and dividend yield of 3.67%; and for all other options granted to Mr. Klein, estimated time until exercise of 5 years, volatility rate of 38.55%, risk-free interest rate of 2.85%, and dividend yield of 3.67%.

Aggregated Option Exercises in 2003 and Option Values at December 31, 2003

The following table contains information about stock options exercised in 2003 by the named executive officers and the number and value of stock options held by such persons at December 31, 2003. In accordance with SEC rules, the value of unexercised options is calculated by subtracting the exercise price from $24.54, the closing price of the Common Stock on the New York Stock Exchange on December 31, 2003.

Name	Number of Shares Underlying Options Exercised	Value Realized	Number of Shares Underlying Unexercised Options		Value of Unexercised, In-the-Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael H. Jordan	—	—	—	1,040,500	—	$6,985,880
Jeffrey M. Heller	—	—	625,000	775,870	—	1,887,545
Robert H. Swan	—	—	—	293,000	—	2,442,155
Henner L. Klein (a)	—	—	—	35,414	—	295,176
Anthony J. Affuso	—	—	87,500	154,500	—	558,445
Richard H. Brown	—	—	2,160,750	—	$506,351	—

(a)	During 2003, EDS conducted a one-time offer under which certain outstanding stock options under its equity incentive plans may be exchanged by eligible employees for new stock options to be granted under the Incentive Plan on a date at least six months and one day from the cancellation of the tendered outstanding options. Because Mr. Klein was not an executive officer at the time, he was eligible to participate in the option exchange. The number of unexercised options reported above for Mr. Klein does not include 41,922 options tendered by him in the option exchange in 2003. Mr. Klein will be entitled to receive new options in respect of his tendered options on or about March 24, 2004, the anticipated grant date for the new options. The exercise price of these options will equal the fair market value of the Common Stock on the grant date. The other named executive officers were not eligible to participate in the option exchange.

Retirement Plans

The following table indicates the estimated annual benefits payable to the named executive officers, other than Mr. Jordan and Mr. Klein, upon normal retirement for the specified compensation and years of service classifications under the combined formulas of the Amended and Restated EDS Retirement Plan (the “Retirement Plan”), the EDS Benefit Restoration Account Plan (the “Restoration Plan”) and the EDS 1998 Supplemental Executive Retirement Plan (the “Supplemental Plan”). The Restoration Plan is a non-qualified, unfunded retirement plan intended to pay benefits to employees whose benefits under the Retirement Plan are limited under the Internal Revenue Code.

Final Average Earnings	Years of Service
	5	10	15	20	25	30
$ 500,000	$44,000	$89,000	$133,000	$177,000	$222,000	$266,000
750,000	67,000	135,000	202,000	269,000	337,000	404,000
1,000,000	90,000	180,000	271,000	361,000	451,000	541,000
1,250,000	113,000	226,000	340,000	453,000	566,000	679,000
1,500,000	136,000	272,000	408,000	544,000	680,000	816,000
1,750,000	159,000	318,000	477,000	636,000	795,000	954,000
2,000,000	182,000	364,000	546,000	727,000	909,000	1,091,000
2,250,000	205,000	410,000	615,000	819,000	1,024,000	1,229,000
2,500,000	228,000	455,000	683,000	911,000	1,138,000	1,366,000

As of December 31, 2003, the final average earnings for the highest five consecutive years over the last 10-year period and the eligible years of credited service for the named executive officers, other than Mr. Jordan and Mr. Klein, were as follows: Mr. Heller, $2,474,029—34 years; Mr. Swan, $1,139,542—0 years; Mr. Affuso, $630,299—15 years; and Mr. Brown, $5,033,507—20 years. Except for Mr. Brown, the salary and bonus for the most recent year considered in the calculation of final average earnings is found in the Summary Compensation Table above. Under the terms of his employment agreement, Mr. Swan was awarded an additional nine years of service for purposes of the Supplemental Plan that will become effective for vesting and benefit calculation purposes when he attains age 55. Mr. Brown currently receives $131,669 a month, payable as a 50 percent joint and survivor annuity from the Supplemental Plan pursuant to the terms of his employment agreement. Mr. Heller, who had originally retired from EDS in 2002, continues to draw monthly benefits from the Retirement Plan and the Supplemental Plan in the amount of $9,903.24 and $87,728.35, respectively, both payable as a 75% joint and survivor annuity, and may be eligible for increased benefit payments upon his subsequent retirement.

“Compensation” under the Retirement Plan generally refers to total annual compensation (up to $200,000 for 2003 as limited by the Internal Revenue Code), together with any salary reduction contributions to the EDS 401(k) Plan and EDS Flexible Benefits Plan, and excludes benefits under the Incentive Plan and extraordinary compensation (such as moving allowances). Effective July 1, 1998, the Retirement Plan was converted to a “cash balance” plan eliminating the final average earnings formula and replacing it with a career-average earnings formula. The annual benefit payable under the Supplemental Plan for normal retirement, together with the benefit payable under the Retirement Plan, will generally equal (i) 55 percent of the average of the participant’s total Compensation (based on the highest five consecutive years within the last 10 years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings. Benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected, and can be reduced, suspended or eliminated at any time by the Compensation and Benefits Committee.

In addition to the benefit described above, Mr. Affuso is entitled to a one-time lump sum supplemental retirement benefit under the Unigraphics Solutions Inc. Restoration Account Plan (“UGS Plan”). Benefits under the UGS Plan were frozen on December 31, 2002, at which time Mr. Affuso had an accrued benefit of $179,488.77. Interest credits of $9,530.85 were earned on the account from January 1, 2003 through December 31, 2003 resulting in a December 31, 2003 balance of $189,019.62.

Mr. Jordan does not participate in the Supplemental Plan but does participate in the Retirement Plan and the Restoration Plan. Benefits under the Retirement Plan provide for accruals, which are expressed as annual credits added to participants’ “personal pension accounts,” or PPA. The Restoration Plan provides for a supplemental benefit to employees equal to the amount they would have received under the Retirement Plan if compensation and annual accruals were not limited under the Internal Revenue Code. Under the Restoration Plan, EDS maintains a bookkeeping restoration account, or RA, reflecting EDS credits and interest credits made on behalf of a participant.

Annual credits under a cash balance formula are based on a participant’s credited years of service together with age multiplied by 12. The resulting quotient becomes the annual allocation percentage which is multiplied by the participant’s earnings to determine the annual accrual amount credited to the PPA and RA. Participant’s annual allocation percentage is increased for credits (i) if annual compensation exceeded $87,000 and generally (ii) if the participant was hired or rehired by EDS at or after age 35. Participants in the Supplemental Plan do not receive any incremental retirement benefit under the Restoration Plan. The following table indicates the estimated annual benefits payable upon retirement to Mr. Jordan for the specified compensation and years of service classifications under the Retirement Plan and the Restoration Plan. The table below shows the total credits added to Mr. Jordan’s PPA and RA from March 20, 2003 through December 31, 2003, and the total PPA and RA credits as of December 31, 2003. The table also estimates the value of the December 31, 2003 PPA and RA balance converted to an annual single life annuity payable immediately. As of December 31, 2003, Mr. Jordan had no years of credited service for purposes of the Retirement Plan and Restoration Plan.

Name	Total PPA and RA Balance as of 3/20/03	Total PPA and RA Credits Added from 3/20/03 - 12/31/03	Total PPA and RA Balance as of 12/31/03	Total Estimated Annual Single Life Annuity as of 12/31/03
Michael H. Jordan	$0	$99,960	$99,960	$11,532

Mr. Klein, whose supplemental retirement benefits are paid under the Benefit Plan of A.T. Kearney GmbH Deutschland (“German Plan”), does not participate in the Supplemental Plan or the Retirement Plan. The German Plan is a defined benefit pension plan, which provides funded benefits based on the sum of credits accumulated up to the date of retirement. Benefit credits are determined annually subject to certain requirements and are credited to an employee’s benefit account. The table below shows the credits added to Mr. Klein’s benefit account from January 1, 2003 through December 31, 2003, and the value (in U.S. dollars) of the total credits in his account as of December 31, 2003.

Name	Total Benefit Account Balance as of 1/1/03	Total Credits Added from 1/1/03 –12/31/03	Total Benefit Account Balance as of 12/31/03
Henner L. Klein	$1,102,581	$102,679	$1,205,260

Employment Agreements

Michael H. Jordan. Mr. Jordan was appointed Chairman and Chief Executive Officer on March 20, 2003. His employment agreement provides for a base salary of $1 million per year and for his participation in EDS’ executive bonus plan (“EBP”) with a targeted annual bonus of 135% of base salary, consisting for 2003 of a cash component of 40% (or $540,000) and a stock option component. In addition, the agreement provided for the stock option and restricted stock grants reported in the Summary Compensation Table above upon commencement of his employment. If Mr. Jordan is involuntarily terminated without Cause (as defined), voluntarily terminates his employment after his replacement as Chief Executive Officer is designated by the Board or becomes subject to Total Disability (as defined) or dies, he would be entitled, as his sole remedy, to a payment equal to the pro rata portion (through his termination date) of any cash bonus payable under the EBP, if and at such time payment is made to other plan participants, and immediate vesting of the stock options and restricted stock granted upon commencement of his employment, subject to the restrictions on exercise and sale described in the Summary Compensation Table above. However, if at any time he is involuntarily terminated for Cause or voluntarily terminates his employment before his replacement as Chief Executive Officer is designated by the Board, Mr. Jordan will not be entitled to receive any of the foregoing payments and will immediately forfeit all then unvested stock options and restricted stock.

Jeffrey M. Heller. Mr. Heller rejoined EDS as President and Chief Operating Officer on March 20, 2003. His employment agreement provided for a base salary of $700,000 per year and for his participation in the EBP, with a targeted annual bonus of $862,323, consisting for 2003 of a cash component of 40% (or $344,933) and a stock option component. In addition, the agreement provided for the stock option and restricted stock grants reported in the Summary Compensation Table above upon commencement of his employment. The agreement also provided that Mr. Heller’s service will not result in a decrease in the retirement benefit he had been entitled to receive from EDS at the time he rejoined the company. If Mr. Heller is involuntarily terminated without Cause, voluntarily terminates his employment after Mr. Jordan’s replacement as Chief Executive Officer is designated by the Board or becomes subject to Total Disability (as defined) or dies, he would be entitled, as his sole remedy, to a payment equal to the pro rata portion (through his termination date) of any cash bonus payable under the EBP, if and at such time payment is made to other executives participating in that plan, and the immediate vesting of the stock options and restricted stock granted upon commencement of his employment, subject to the restrictions on exercise and sale described in the Summary Compensation Table above. However, if at any time Mr. Heller is involuntarily terminated for Cause or voluntarily terminates his employment before Mr. Jordan’s replacement as Chief Executive Officer is designated by the Board, Mr. Heller will not be entitled to receive any of the foregoing payments and will immediately forfeit all then unvested stock options and restricted stock.

Robert H. Swan. Mr. Swan was appointed Executive Vice President and Chief Financial Officer effective February 10, 2003. Under the terms of his employment agreement, Mr. Swan received a sign-on bonus of $500,000 and an equal number of deferred and restricted stock units with an aggregate fair market value of $3,000,000 as of the grant date, vesting at the rate of 25% per year on the first four anniversaries of the grant date. The agreement also provided for Mr. Swan to receive 275,000 options in connection with EDS’ long-term incentive compensation grant on February 10, 2003 and an additional 200,000 options at the same time and under the same terms as our 2004 annual long-term incentive compensation grant. The agreement provides for an annual base salary of $600,000, subject to possible future increases, and for Mr. Swan to participate in the EBP with a target of 100% of base salary and a minimum cash payout of $240,000 for 2003. The agreement also provides for Mr. Swan to be credited with an additional nine years of service for purposes of the Supplemental Plan, to become effective for vesting and benefit calculation purposes when he attains age 55.

Anthony J. Affuso. Mr. Affuso is President and Chief Executive Officer of our UGS PLM Solutions subsidiary. In February 2004, Mr. Affuso entered into an Agreement with each of EDS and UGS PLM that superceded his Change of Control and Employment Agreement and Retention Agreement with EDS. The new agreement, which has a term ending on February 28, 2008, provides for a base salary of $500,000, to be reviewed annually, and for his participation in the UGS PLM executive bonus plan with an annual performance bonus target of at least 100% of base salary. In addition, if UGS should develop and adopt an equity award program, Mr. Affuso would be eligible to participate in that program on the same basis as other UGS PLM executives. However, he will not receive any EDS equity-related award in 2004. If during the term of Mr. Affuso’s agreement his employment is terminated by UGS PLM without Cause (as defined) or by him for Good Reason (as defined, and including his removal as either President or Chief Executive Officer of UGS PLM), he would be entitled, as his sole remedy, to the following: his salary through the date of termination; any declared but unpaid bonus for prior years and any unpaid retention bonus amounts; a payment equal to 2.99 times the sum of his final annual salary and annual performance bonus target for the year of termination; and immediate vesting of his outstanding deferred and restricted EDS and UGS PLM equity awards, with a two-year exercise period for stock options. Mr. Affuso’s agreement does not provide for any payment as a result of a change of control of EDS. However, it does provide that he would be entitled to receive a payment sufficient to pay the after-tax cost of any excise tax payable by him as a result of a change of control.

EDS has entered into an agreement dated March 12, 2004 to sell a 100% interest in UGS PLM Solutions in a private transaction. Under the terms of Mr. Affuso’s agreement, upon consummation of such transaction he would be entitled to: (i) a retention bonus of $1,000,000 payable 25% within 14 days of the transaction and 37.5% on each of the first and second anniversaries of the transaction, (ii) immediate vesting of all then outstanding EDS equity awards, with a two-year exercise period for stock options; and (iii) participate in a UGS PLM supplemental executive retirement plan identical to the EDS Supplemental Plan as then in effect.

Change of Control Employment Agreements

Michael H. Jordan and Jeffrey M. Heller. EDS has entered into a limited Change of Control Agreement with each of Mr. Jordan and Mr. Heller. Under the terms of those agreements, as amended in February 2004, upon the consummation of a Change of Control all outstanding deferred and restricted stock and stock options held by them would immediately vest and be free of any restrictions on sale (other than the restrictions on sale covering the restricted stock and options awarded upon the commencement of their employment, which would continue), and such awards shall be exercisable for a period of one year from the accelerated vesting (or any longer term set forth in the applicable award). The Change of Control Agreements with Messrs. Jordan and Heller do not provide for the payment of any salary or bonus with respect to the period following the Change of Control. The agreements provide that the executives would be entitled to receive a payment sufficient to pay the after-tax cost of any excise tax due as a result of the Change of Control. In February 2004, at the request of the Compensation and Benefits Committee, the agreements with each of these executives were amended to provide for the more restrictive definition of “Change of Control” described below. Such amendments also provided for the vesting of all deferred and restricted stock and stock options held by the executive upon the consummation of a Change of Control as described above. Prior to that amendment, only the restricted stock and options awarded upon the commencement of these executives’ employment would have vested upon a Change of Control.

Robert H. Swan and other executive officers. EDS has entered into a Change of Control Employment Agreement with Mr. Swan dated February 4, 2003 having terms similar to the Change of Control Employment Agreements entered into with several other executive officers prior to 2003. Under that agreement, upon the occurrence of certain events involving a “Potential Change of Control” or a “Change of Control” of EDS, the executive’s employment will be continued for a specified “employment period”, which in the case of Mr. Swan is three years. Following a Potential Change of Control, the employment period may terminate (but the agreement will remain in full force and a new employment period will apply to any future Change of Control or Potential Change of Control) if the Board determines that a Change of Control is not likely or the executive elects to terminate his employment period as of any anniversary of the Potential Change of Control. Throughout the employment period, the executive’s position, authority and responsibilities will not be diminished from the most significant held at any time during the 90-day period immediately prior to the commencement of the employment period, and the executive’s compensation will continue on a basis no less favorable than it had been during that period. The employment period may terminate (i) upon the executive’s death or after 180 days of continuing disability, (ii) at EDS’ option if the executive is terminated for Cause (as defined) and (iii) at the Executive’s option for any reason during the 180-day period beginning 60 days after a Change of Control (a “window period”) or at any time for Good Reason (as defined). If during the employment period the executive’s employment is terminated by EDS other than for Cause or Disability, or by the executive for any reason during a window period or for Good Reason at any time, the executive may receive the following: (i) the then current salary and bonus throughout the remainder of the employment period; (ii) the cash value of his or her retirement and 401(k) benefits to the end of the employment period; (iii) under certain circumstances, a pro rata portion of the equity-based awards the executive would have received had his employment continued; and (iv) continued coverage under welfare benefit plans until the end of the employment period. In addition, all unvested equity-based awards will immediately vest and become exercisable and their term will be extended for up to one year following termination of employment (or any longer exercise term set forth in the award). The executive may also elect to cash out equity-based awards at the highest price per share paid by specified persons during the employment period or the prior six-months. In the event of the executive’s death (other than during a window period), his legal representatives will receive the executive’s then current salary for one year from the date of death and the continuation of welfare benefits until the end of the employment period. In addition, all equity-based awards will immediately vest and become exercisable for up to one year following death (or any longer exercise term set forth in the award). The executive’s legal representatives may cash out equity-based awards at the highest price per share paid by specified persons during the employment period or the prior six-months. Upon termination due to Disability, the executive will be entitled to receive the same amounts and benefits as would be provided upon death. If an executive’s employment is terminated, other than during a window period, by EDS for Cause or by the executive other than for Good Reason, the executive will be entitled to receive only the compensation and benefits earned as of the date of termination.

For Mr. Swan’s agreement, as well as the agreements with Messrs. Jordan and Heller described above, a “Change of Control” generally includes the occurrence of any of the following: (i) any person, other than exempt persons, becomes a beneficial owner of more than 50% of EDS’ voting stock; (ii) a change in a majority of the Board, unless approved by a majority of the incumbent board members; (iii) the approval by shareholders of a reorganization, merger or consolidation in which (x) existing EDS shareholders would not own more than 50% of the common stock and voting stock of the resulting company, (y) a person would own 50% or more of the common or voting stock of the resulting company or (z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by shareholders of a liquidation or dissolution of EDS, except as part of a plan involving a sale to a company of which following such transaction (x) more than 50% of the common stock and voting stock would be owned by existing EDS shareholders, (y) no person (other than exempt persons) would own more than 50% of the common stock or voting stock of such company and (z) at least a majority of its board of directors would consist of the then incumbent members of the EDS Board. A “Potential Change of Control” generally includes: (i) the commencement of a tender or exchange offer that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of an election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the Board determines could result in a Change of Control.

In February 2004, at the request of the Compensation and Benefits Committee, Messrs. Jordan, Heller and Swan each agreed to amend the terms of their Change of Control Agreements to provide for the more restrictive definition of the term “Change of Control” described in the preceding paragraph. Prior to such amendments, a Change of Control would be deemed to have occurred for purposes of their agreements upon the acquisition by any person of more than 15% of the Common Stock, as opposed to more than 50% as described above. There continue to be outstanding Change of Control Employment Agreements with several persons who are not “named executive officers” that have the prior, less restrictive definition of a Change of Control. However, it is the intent of the Compensation and Benefits Committee that any future agreements reflect the more restrictive definition of that term.

Employment Agreement with Former Chairman and Chief Executive Officer

Richard H. Brown served as Chairman and Chief Executive Officer of EDS until March 20, 2003. Upon the termination of his employment, pursuant to the terms of his January 1, 1999 Employment Agreement, Mr. Brown received a lump sum payment of $12,176,607, which represented three times the sum of his annual salary and the greater of his most recent target or actual annual bonus payment. In addition, Mr. Brown’s unvested restricted stock and stock options immediately vested, with continued exercisability of the stock options until the earlier of five years following termination of employment or expiration of the option term, and he became entitled to the continuation of benefits for a three-year period. In addition, he immediately vested in a supplemental retirement benefit equal to the amount he would have earned under EDS’ Retirement Plan and Supplemental Plan (offset by benefits under those plans) calculated crediting him with 16 years of service in addition to the number of his actual years of service. This supplemental retirement benefit was valued at approximately $19,620,000.

Certain Transactions

On January 9, 2004, EDS acquired all of the capital stock of The Feld Group, Inc. (“TFG”), a privately-held technology management consultancy. The aggregate purchase paid for TFG was comprised of the following: (i) to Mobius Venture Capital, which held a 40% interest in TFG, $37 million in cash and warrants to purchase 898,921 shares of Common Stock at an exercise price of $23.95 per share, and (ii) to other shareholders and employees of TFG, an aggregate of (a) 939,447 shares of restricted Common Stock, with a value of $22,567,144 as of the closing date, (b) options to purchase 2,287,363 shares of Common Stock at an exercise price of $23.955 per share, (c) $4,501,081 in cash, (d) $5,197,631 in cash in respect of a portion of the federal income tax obligations of certain selling shareholders arising out of the transaction, and (e) up to $4,078,112 in the form of a retention bonus, one-third of which would be payable if the trading price of our Common Stock meets or exceeds $25.75 between the first and fifth anniversaries of the closing date, one-third if that trading price meets or exceeds $27.04 between the second and fifth anniversaries of the closing date, and one-third if that trading price meets or exceeds $28.38 between the third and fifth anniversaries of the closing date (a “retention amount”).

Charlie Feld and Stephen Schuckenbrock were limited partners of Feld Partners Investments, L.P., which held common stock and preferred stock of TFG. Immediately following the transaction, Mr. Feld was appointed Executive Vice President—Portfolio Management of EDS and Mr. Schuckenbrock was appointed Executive Vice President – Global Sales & Client Solutions. The purchase price described above included the following amounts paid or payable to Messrs. Feld and Schuckenbrock in respect of their interest in Feld Partners Investments, L.P.: (a) 113,875 and 85,406 shares, respectively, of restricted Common Stock, with a value of $2,791,076 and $2,093,301, respectively, as of the closing date, (b) options to purchase 269,838 and 202,379 shares of Common Stock, respectively, with a five-year term and an exercise price of $23.955 per share, (c) $578,301 and 433,726 in cash, respectively, (d) $942,070 and $706,550 in cash, respectively, in respect of a portion of their federal income tax obligations arising out of the transaction, and (e) eligibility for retention amounts of $709,237 and $531,928, respectively. The restricted stock and options will vest ratably over three years following the acquisition, subject to the continued employment of such executives by EDS.

Ray L. Hunt, a director, and members of his immediate family indirectly own a 50% economic interest in Woodbine Development I, Ltd. Pursuant to an agreement between EDS and Woodbine effective May 1995, we retained Woodbine for a 10 year period to market and develop certain land surrounding our Plano, Texas headquarters. During 2003, we paid Woodbine approximately $2.4 million (excluding reimbursement of expenses) for real estate development and brokerage services under this agreement. This relationship was reviewed by the Board in connection with its evaluation of Mr. Hunt’s independence. The Board determined that this relationship (1) is an ordinary course, arms’ length relationship of a corporation to a service provider; (2) was not created because of and is not dependent upon Mr. Hunt’s service on the Board, and pre-dates Mr. Hunt’s election to the Board; (3) is not significant as a financial matter to Mr. Hunt personally and involves an indirect investment that pre-dates Mr. Hunt’s service as a director of EDS; (4) does not involve any participation by Mr. Hunt in the provision of services to EDS, nor any service by Mr. Hunt as an executive or employee of the service provider; and (5) involves a contract with a limited life and revenue potential.

Mr. Hunt and members of his immediate family hold a 33% economic interest in, and own the general partner of, an investment partnership which, in turn, owns 100% of Wyndham Jade, L.P., a corporate travel, meetings and incentives business. In 2003, EDS paid Wyndham Jade approximately $1.2 million for services provided to a business unit of EDS that was sold in July 2003 by EDS. This relationship was also reviewed by the Board in connection with its evaluation of Mr. Hunt’s independence. The Board determined that this relationship (1) was terminated upon the sale of the business unit that purchased the services; (2) was an ordinary course, arms’

length relationship of a corporation to a service provider; (3) was not created because of and was not dependent upon Mr. Hunt’s service on the Board, and pre-dated his ownership in the service provider; (4) was not significant as a financial matter to Mr. Hunt personally and involved an indirect investment; and (5) did not involve any participation by Mr. Hunt in the provision of services to EDS, nor any service by Mr. Hunt as an executive or employee of the service provider.

Compensation and Benefits Committee Interlocks and Insider Participation

None of the members of the Compensation and Benefits Committee are current or former officers or employees of EDS. William H. Gray III, President and Chief Executive Officer of The College Fund/UNCF, was a director of EDS and member of the Compensation and Benefits Committee during 2003. At the time he joined EDS as Chairman and Chief Executive Officer in March 2003, Michael H. Jordan was also Chairman of the Board of Directors of The College Fund/UNCF and a member of that Board’s compensation committee. Mr. Jordan resigned from The College Fund/UNCF’s compensation committee in April 2003 and continues to serve as Chairman of its Board of Directors. Mr. Gray will resign as a director of EDS and member of the Compensation and Benefits Committee prior to the Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required under the Exchange Act to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of Common Stock. Based on an examination of these reports and on written representations provided to EDS, we believe that all such reports were timely filed in 2003, other than the following reports, each of which was filed one business day following the due date: Reports on Form 4 filed on January 16, 2003 by Richard Brown, James Daley, Paulett Eberhart, Douglas Frederick, Charles Griffith and Michael Milton with respect to a matching contribution of phantom stock equivalents to the EDP accounts of such persons; Reports on Form 4 filed on February 13, 2003 by Richard Brown, Anthony Affuso, James Daley, Paulett Eberhart, Douglas Frederick, Michael Milton, Tina Sivinski and Robert Swan with respect to the grant of stock options to such persons and the credit of phantom stock equivalents to the EDP accounts of certain of such persons; and Reports on Form 3 for D. Gilbert Friedlander and Scott Krenz filed on August 11, 2003 covering the initial report of Common Stock held by such persons.

Performance Graph

The following graph compares the cumulative total shareholder return on Common Stock, including reinvestment of dividends, for the last five fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Goldman Sachs Technology Services Index assuming an investment of $100 on January 1, 1999. This graph is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from this information, as past results are not necessarily indicative of future performance. This graph in no way reflects a forecast of future financial performance.

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation and Benefits Committee on Executive Compensation and the above Performance Graph are not incorporated by reference into any such filings.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed KPMG LLP (“KPMG”) as EDS’ independent auditors for the year ending December 31, 2004. That firm has been EDS’ auditors since 1984. The Board of Directors is submitting the appointment of that firm for ratification at the Meeting. A representative of KPMG is expected to be present at the Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement, should he or she so desire.

Fees to Independent Auditors for 2003 and 2002

The following table shows the dollar amount (in millions) of the fees paid or accrued by EDS for audit and other services provided by KPMG in 2003 and 2002.

	2003	2002
Audit Fees	$10.5	$8.0
Audit-Related Fees	.6	1.1
Tax Fees	7.8	6.6
All Other Fees	.2	.4

Total	$19.1	$16.1

Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim financial statements, local statutory audits, accounting consultations and SEC registration statement reviews. Audit-related fees consist primarily of fees for audits of employee benefit plans and service organizations and internal control reviews. Tax fees include fees for expatriate tax return preparation, domestic and international tax consultations, and international tax return preparation. EDS has discontinued using KPMG for expatriate tax return preparation in 2004. Fees associated with such services represent the majority of the tax services provided by KPMG in 2003 and 2002. Other services principally include fees for ISO 9000/14000 compliance assessments and consulting services. KPMG rendered no professional services to EDS in 2003 or 2002 with respect to financial information systems design and implementation.

All audit services, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee Charter provides for pre-approval of any audit or non-audit services provided to EDS by its independent auditors. However, pre-approval is not necessary for non-audit services if: (i) the aggregate amount of all such non-audit services provided to EDS constitutes not more than 5 percent of the total fees paid by EDS to its independent auditors during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by EDS at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to such delegated authority shall be presented to the full Audit Committee at its next regular meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as independent auditors for 2004.

SHAREHOLDER PROPOSALS

Certain of the following shareholder proposals contain certain assertions regarding EDS that, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, the Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal.

PROPOSAL 3: SHAREHOLDER PROPOSAL RELATING TO CLASSIFIED BOARD

John Chevedden, as proxy for William Steiner, 112 Abbotsford Gate, Piedmont, NY 10968, the owner of 624 shares of Common Stock, has advised EDS that he intends to present the following resolution at the Meeting. The proposed resolution and supporting statement, for which EDS accepts no responsibility, are set forth below.

RESOLVED: Shareholders request that our Directors increase shareholder rights and take the steps necessary so that each director is elected annually. (Does not affect the unexpired terms of directors.)

Strong Investor Concern

Thirty-eight (38) shareholder proposals on this topic achieved an impressive 62% average supporting vote in 2003. Annual election of each Director is a key policy of the Council of Institutional Investors. Institutional investors in general own 86% of our company’s stock.

I believe that annual election of each Director is an avenue to express to each Director our concern about our current stock price – compared to its $68 price in 2002.

Annual election of each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important after the $200 billion-plus total loss in combined market value at Enron, Tyco, WorldCom, Qwest and Global Crossing due in part to poor auditing.

I believe it is unfounded the concern expressed by some that the annual election of each director could leave companies without experienced directors. In the unlikely event that shareholders vote to replace all directors, such a decision would express dissatisfaction with the incumbent Directors and would reflect the need for change.

I believe that it is particularly important to take this one step to improve our shareholder rights and corporate governance standards. The reason is our company had many governance practices in 2003 which corporate governance experts (from the shareholder-perspective) do not consider as the best practices, such as:

Active Poison pill

Super-majority vote requirements

No cumulative voting

No independent chairman

No lead director

No stock ownership guidelines for directors

One director owned no stock

One director owned 125 shares

Our Nominating Committee is not completely independent

Two fully employed directors serve on more than 3 boards and thus may be overextended

Our auditors collected 73% of their pay for non-audit work

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org whose members have $2 trillion invested, called for annual election of each Director.

Elect Each Director Annually

Yes on 3

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors believes that a classified board provides important benefits to shareholders. A classified board provides continuity and stability in corporate governance. It assures that a majority of directors at any one time will have prior experience as a director of a company and familiarity with its business. Directors with prior experience and knowledge are better able to make fundamental decisions in the interest of shareholders, particularly for a corporation with complex, multinational operations such as EDS. The Board also believes that a classified board enhances its ability to resist efforts to control EDS on terms that are not advantageous to all shareholders. Absent a classified board, a potential acquirer could gain control of EDS by replacing a majority of the Board with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast, and without paying any premium to EDS’ shareholders. A classified board structure encourages potential acquirers to negotiate with the Board rather than engaging in hostile and abusive takeover tactics. It does not prevent potential acquirers from making unsolicited acquisition proposals that may be beneficial to shareholders.

For the foregoing reasons, a majority of the companies in the S&P 500 continue to have classified boards.

The Board believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders. We believe that directors elected for three-year terms are no less accountable to shareholders than directors elected annually. All directors have the same legal and fiduciary duties to shareholders and standards of performance, regardless of whether elected for a term of one or three years. The Board believes the quality, integrity and caliber of the individual directors are far more important to a well-functioning board than the term for which they are elected. The Board also does not believe that the classified board system entrenches management. In fact, this Board has demonstrated its independence from management and willingness to make hard choices, as evidenced by the changes made in the company’s Chairman and Chief Executive Officer (twice since 1999).

Notwithstanding its recent review of the company’s classified board structure, the Governance Committee is aware of the level of shareholder support this proposal has received at other companies in recent years and intends to conduct a further review of these provisions, as well as the rights plan and supermajority vote provisions which are the subject of other shareholder proposals, later in 2004.

Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareholders would be required to amend the Certificate of Incorporation and By-laws. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to shareholders.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

PROPOSAL 4: SHAREHOLDER PROPOSAL RELATING TO RIGHTS PLANS

John Chevedden, as proxy for Ray T. Chevedden, 2215 Nelson Ave., Redondo Beach, CA 90278, the owner of 1,060 shares of Common Stock, has advised EDS that he intends to present the following resolution at the Meeting. The proposed resolution and supporting statement, for which EDS accepts no responsibility, are set forth below.

RESOLVED: Shareholders request that our Directors increase shareholder rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election.

We as shareholders voted in support of this topic and one other shareholder rights topic:

Year	Vote regarding Pill	Simple Majority Vote
2000	61%	60%
2001	64%	62%
2002	69%	66%
2003	66%	63%

These percentages are based on yes and no votes cast. The 34% vote for our Directors’ objection to this proposal topic in 2003 was only 24% of EDS shares outstanding. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic and also proposals which are supported by a majority of votes cast (both points apply to EDS). Our Directors have thus ignored this pro-shareholder policy 8 times. Institutional investors in general owned 87% of our stock in 2003.

This topic also won an overall 60% yes-vote at 79 companies in 2003. I do not see how our Directors could object to this proposal because it gives our Directors the flexibility to ignore our shareholder input if our Directors seriously believe they have a good reason.

Pills Entrench Current Management

Poison Pills entrench the current management, even when it’s doing a poor job. Pills water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs. From “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

Poison Pill Negative

The key negative of poison pills is that pills can preserve management deadwood. Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management. Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

An anti-democratic management scheme [poison pill] to flood the market with diluted stock is not a reason that a tender offer for our stock should fail. Source: The Motley Fool

Like a Dictator

Poison Pills are like a dictator who says, “Give up more of your freedom and I’ll take care of you.” T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

A response by our directors, which could still allow our directors to give a poison pill with not even a vote, would not substitute for this proposal.

Are Directors Confident in their Oversight?

I believe that, by our Directors taking steps to adopt this proposal, our Directors can signal their confidence that their oversight of our management will produce the best management to enhance shareholder value.

Shareholder Input on a Poison Pill

Yes on 4

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors has continued to maintain a shareholder rights plan because it believes, based on its collective experience and the advice of outside experts, that the plan protects shareholders’ interests. A rights plan is integral to the Board’s ability to fulfill its duties to shareholders and decisions concerning rights plans properly belong to the Board.

Rights plans were developed in the 1980s to counter a wide range of coercive tactics that had become common in hostile takeovers. A key function of a rights plan is to encourage potential acquirors to negotiate directly with the board of the target company, resulting in better offers for all shareholders. Rights plans give boards time to evaluate offers, investigate alternatives and take steps necessary to maximize value for all shareholders. Independent studies have demonstrated that rights plans have not historically prevented fair bids, but have been a factor in increasing the value paid to shareholders in hostile acquisitions. Our rights plan allows the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of EDS and is in the best interest of its shareholders.

The economic benefits of a rights plan to shareholders have been validated in several studies. A study released in November 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found after an extensive analysis of takeover transactions that companies with rights plans received takeover premiums that were on average eight percentage points higher than premiums paid for target companies without rights plans. The report also noted that the existence of a shareholder rights plan at a target company did not increase the likelihood of the defeat of a hostile takeover bid, nor the withdrawal of a friendly bid, and that the takeover rate was similar for companies with and without rights plans. It is for these reasons that companies continue to adopt new rights plans, and renew existing ones, in large numbers.

The Board recognizes that a shareholder rights plan is a powerful tool and should be scrutinized on a regular basis. Since 2000, it has mandated that the Governance Committee, which is comprised solely of independent directors, review and evaluate the appropriateness of maintaining the rights plan, the terms of the plan and any other matters related to the plan deemed appropriate by that Committee at least once every three years. In 2002, the Governance Committee reviewed our rights plan with the assistance of outside financial advisors. The Committee considered the arguments of the proponent of this proposal, the results of industry studies, the experiences of other companies with similar rights plans and other information presented by its outside financial and legal advisors, and unanimously concluded that the rights plan continues to provide a valuable and necessary means for protecting the interests of all shareholders and maximizing the value of their investments in EDS. Notwithstanding that the Governance Committee’s most recent full review and evaluation of the plan was less than three years ago, that Committee is aware of the level of shareholder support this proposal has received at our company and others in recent years and intends to conduct a further review and evaluation of the plan with the assistance of financial advisors later in 2004.

The Board of Directors is required to act in a manner it believes serves your best interests, and it believes our current rights plan protects your interests as shareholders. In addition, the Board believes that decisions concerning the rights plan properly belong to the Board and it is unwise to restrict it from taking actions it believes protect your interests.

This proposal requires the approval of holders of a majority of the shares voting at the Meeting. Because the proposal is only a recommendation, however, its approval would not effectuate the changes it references. Redemption of the existing rights under the rights plan would require Board action. Implementation of a requirement for shareholder approval of future shareholder rights plans would require either Board action or a shareholder amendment of EDS’ By-laws, which in turn requires approval by holders of at least two-thirds of EDS’ Common Stock.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

PROPOSAL 5: SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTE

John Chevedden, as proxy for Nick Rossi, PO Box 249, Boonville, CA 95415, the owner of 120 shares of Common Stock, has advised EDS that he intends to present the following resolution at the Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which EDS accepts no responsibility, are set forth below.

RESOLVED: Shareholders request that our Directors increase shareholders rights by adopting a simple-majority voting standard (50% plus one vote) in place of a super-majority voting standard including 80% voting thresholds. This would include each super-majority requirement which our Board has the power (unilaterally or with the cooperation of others) to modify accordingly.

I believe shareholders’ ability to exercise their rights to be fundamental to good corporate governance. I believe the current super-majority requirements unduly limit shareholders’ influence and role in our company. Accordingly, I request that Board of Directors remove this barrier to shareholder rights.

We as shareholders voted in support of this topic:

Year	Rate of Support (Based on yes and no votes cast)
2000	60%
2001	62%
2002	66%
2003	63%

I believe this level of shareholder support is more impressive than the raw percentages because this support followed our Directors’ objection. The 37% vote for our Directors’ objection in 2003 equaled only 28% of EDS shares outstanding. The Council of Institutional Investors www.cii.org formally recommends adoption of proposals on this topic and adoption of proposals which win a majority of votes cast. Institutional investors in general owned 89% of our stock in 2003.

Do not allow a director with only 1% support to stay on the job

Our current super-majority requirement allows a small minority to frustrate the will of the vast majority. For example, our directors repeatedly supported the supermajority rule requiring an 80% vote of all shares in existence to remove a director for cause. If 79% of our shares outstanding vote yes and 1% vote no – only 1% of shares can force their will on the vast 79% majority. And a director with 1% support stays on the job.

Like our company’s 3-year terms for Directors, super-majority requirements (80%, etc.) insulate our Directors and management from accountability to shareholders and promote unwarranted entrenchment. Simple-majority vote is particularly important when management needs greater accountability to avoid another bumpy ride like the drop of our stock price from $72 in 2001. I do not believe that any management, which calls itself competent, needs the power to override a shareholder majority.

Super-majority requirements can deter a tender offer, which may be in shareholders’ best interest. Worse yet, shareholders may never know that such a profitable tender offer was possible because super-majority requirements can deter an offer before it is made to shareholders. Super-majority requirements can also be an obstacle to reforming or updating our corporate governance.

Director Confidence in their Oversight

I believe that a Board of Directors, which supports simple-majority voting, is giving a powerful sign of conviction in its oversight skill.

Simple Majority Vote

Yes on 5

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Most proposals submitted to a vote of EDS’ shareholders, whether by management or the shareholders, currently require a vote of a majority of the shares represented at a meeting, whether in person or by proxy. Consistent with applicable Delaware law, our Certificate of Incorporation contains provisions requiring the vote of 80% of the outstanding shares for certain actions. These limited provisions relate to the approval of certain business combination transactions with a significant shareholder, removal of directors, elimination of the classified board, and the requirement that shareholder action be taken at a meeting. In addition, our By-laws require the vote of holders of two-thirds of the outstanding stock to amend its terms.

These super-majority vote provisions are intended to preserve and maximize the value of EDS for all shareholders by protecting against self-interested actions by one or a few large shareholders. Similar provisions are included in the governing documents of many public corporations. These provisions are intended to encourage a person making an unsolicited bid for the company to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all shareholders. Without these provisions, it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of EDS without negotiating with the Board to achieve the best results for other shareholders. These provisions are not intended to, and do not, preclude unsolicited offers to acquire EDS at a fair price. In fact, the super-majority vote requirement for business combinations with a significant shareholder do not apply if that shareholder is paying fair market value, or at least the amount previously paid by it for shares in any tender offer, for any additional shares to be acquired by it in the proposed transaction.

The Board of Directors is required to act in a manner it believes serves the best interest of shareholders. The Board and its Governance Committee recently reviewed the super-majority vote provisions in our Certificate of Incorporation and By-laws in light of the shareholder vote on this proposal at prior Annual Meetings. After such review, the Board and the Governance Committee continued to believe that such provisions protect the interests of shareholders and should be maintained. Notwithstanding its recent review of these provisions, the Governance Committee is aware of the level of shareholder support this proposal has received at our company and others in recent years and intends to conduct a further review of these provisions, as well as the rights plan and classified board provisions which are the subject of other shareholder proposals, later in 2004.

Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareholders would be required to amend the Certificate of Incorporation and By-laws. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to shareholders.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

APPENDIX A

ELECTRONIC DATA SYSTEMS CORPORATION

AUDIT COMMITTEE CHARTER

(AMENDED AND RESTATED, EFFECTIVE JANUARY 1, 2004)

1.0	Purpose

The Audit Committee (the “Committee”) shall:

1.01 Oversight

Provide assistance to the Board of Directors in fulfilling its responsibility with respect to its oversight of:

The integrity of the Company’s financial statements;

The Company’s compliance with legal and regulatory requirements;

The independent auditor’s qualifications and independence; and

The performance of the Company’s internal audit function and independent auditors.

1.02 Required Committee Report

Prepare the report of the Audit Committee that Securities and Exchange Commission (“SEC”) rules require to be included in the Company’s annual proxy statement.

1.03 Limitations on Role

The Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and providing all required certifications relating to (among other things) those financial statements; the external auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the Committee is not providing any expert or special assurance nor any guarantee as to the Company’s financial statements or other public disclosure or any professional certification as to the external auditor’s work.

2.0	Structure And Operations

2.01 Composition and Qualifications

The Committee’s composition and qualifications shall meet the requirements of the rules of the New York Stock Exchange (“NYSE”), as well as laws and regulations applicable to Audit Committees. Accordingly:

Number and Independence. The Committee shall be comprised of not less than three members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the NYSE, laws and regulations applicable to Audit Committee members.

Other Audit Committee Service. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the Company’s annual proxy statement.

Literacy and Expertise. Each member of the Committee shall be “financially literate” (or must become financially literate within a reasonable period of time after such member’s appointment to the Committee), within the meaning of NYSE rules. At least one member should be an “audit committee financial expert” as defined by applicable law and regulations.

2.03 Appointment and Removal

In accordance with the Company’s Bylaws:

Board Appointment. The members of the Committee shall be appointed by the Board of Directors, taking into consideration the recommendation of the Governance Committee, and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal.

Board Removal. The members of the Committee may be removed, with or without cause, by action of the full Board of Directors.

2.04 Chairman

The Board of Directors shall designate a Chairman of the Committee from among the members of the Committee. The Committee Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

2.05 Subcommittees

In accordance with the Company’s Bylaws, the Board or the Committee may appoint such subcommittees of the Committee from among the members of the Committee as they shall deem necessary or appropriate to carry out specific duties and responsibilities.

2.06 Investigations, Access and Outside Advisors

In discharging its duties and responsibilities, the Committee is empowered to investigate any matter relating to its purpose, duties or responsibilities that it deems appropriate and shall have full access to all books, records, facilities and personnel of the Company. The Committee shall have full authority (without the need for any other Board approval) to retain outside legal, accounting or other advisors in carrying out its duties and responsibilities, including the authority to approve the fees payable to such advisors and any other terms of retention, and the Company shall provide the funding determined appropriate by the Committee for any such advisors. Such advisors shall have such access to the books records, facilities and personnel of the Company as the Committee shall consider appropriate.

3.0	Meetings

3.01 Frequency

The Committee shall meet at such times as the Committee shall consider appropriate to fulfill its duties and responsibilities, not less frequently than quarterly.

3.02 Separate Meetings

The Committee shall periodically meet separately with each of management, the director of the internal audit department and the independent auditors to discuss any matters that the Committee or each of these groups believe would be appropriate.

3.03 Periodic Disclosure Meetings

The Committee shall meet with the independent auditors and management quarterly to review the Company’s financial statements as provided in this Charter or required by applicable law or regulation.

3.04 Call of Meetings

The Chairman of the Board of Directors or any member of the Committee may call meetings of the Committee in accordance with the Bylaws.

3.05 Meeting Attendees

All independent directors who are not members of the Committee may attend meetings of the Committee but may not vote. The Committee may invite to its meetings any director, member of management or any other person it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings or any part of a meeting any persons it deems appropriate in order to carry out its responsibilities.

3.06 Action without a Meeting

In addition to telephonic meetings authorized by the Bylaws, any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a consent in writing is signed by all Committee members or if all Committee members consent via electronic transmission. Any such consent must be filed with the Secretary of the Company and maintained in the record of the proceedings of the Committee.

3.07 Minutes

Written or electronic minutes of each meeting shall be prepared and filed with the records of the Company and shall be available to any and all Directors of the Company.

4.0	Responsibilities And Duties

The responsibilities and duties enumerated in this Section 4.0 shall be the common recurring activities of the Committee in carrying out its purposes. The Committee may assume additional duties or responsibilities, carry out additional functions or adopt additional policies and procedures as may be appropriate to carry out its purposes or in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time.

4.01 Documents/Reports Review

Annual and Quarterly Filings. The Committee shall review with management and the independent auditors prior to public dissemination the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61.

Earnings Guidance. The Committee shall review and discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance. It is anticipated that the Committee would ordinarily review each regularly scheduled quarterly and annual earnings release.

Certification Disclosures. The Committee shall review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the annual and quarterly reports.

Internal Control Report. The Committee shall review and discuss with management, the director of internal audit and the independent auditors prior to public dissemination the annual internal control report of management required by applicable law and rules.

4.02 Independent Auditors

Retention and Terms of Engagement. The Committee shall exercise the sole authority and direct responsibility to appoint (subject to shareholder approval) or replace, determine the compensation and other terms of engagement and oversee the work of any independent auditor that prepares or issues an audit report or related work with respect to the Company. The terms of engagement shall include provisions that such independent auditor shall report directly to the Committee.

Annual External Audit Plan. The Committee shall discuss with the independent auditor the overall scope and plan for the audit by the independent audit firm.

Resolution of Disagreements. In overseeing the work of such an independent auditor, the committee shall resolve any disagreement between management and the independent auditor regarding financial reporting.

Approval of Services. The Committee shall approve in advance any audit or non-audit services provided to the Company by the independent auditor. The Committee shall not approve any non-audit services that the independent auditor is prohibited from providing to the Company by applicable law, rule or regulation (including any rules, regulations or other determinations of the Public Company Accounting Oversight Board). Management shall be responsible for ensuring the requisite disclosure of any approval by the Committee of non-audit services. Engagements entered into pursuant to detailed pre-approval policies and procedures established by this Committee and meeting the requirements of applicable regulations (including notice to this Committee of each such engagement shall be considered to be approved for purposes of this Charter.

However, approval in advance is not necessary for non-audit services if: (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or Approval Sub-Committee.

Delegation of Approval. The Committee may delegate to one or more of its members (the “Approval Sub-Committee”) the authority to approve in advance all audit or permitted non-audit services to be provided by the independent auditor. Any approval by the Approval Sub-Committee shall be presented to the full Committee at its next scheduled meeting.

Annual Evaluation. The Committee shall perform an annual review and evaluation of the qualifications, performance and independence of the independent auditors and present its conclusions with respect to the independent auditor to the full Board. In conducting its review and evaluation, the Committee may:

Obtain and review a report by the Company’s independent auditor describing (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) in order to assess the auditor’s independence, all relationships between the independent auditor and the Company.

Review and evaluate the lead audit partner of the independent auditor.

Ensure the rotation of the lead audit partner and the concurring audit partner and each other audit partner (in each case as such terms are defined by applicable SEC rules) not less frequently than required by applicable law and SEC rules to assure independence of such personnel.

Take into account the opinions of management and the Company’s internal auditors.

4.03 Financial Reporting

Accounting Policies and Alternatives. The Committee shall review and discuss reports from the independent auditor regarding:

All critical accounting policies and practices to be used by the Company

All alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor

Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences

Issues Regarding Accounting Changes, Internal Controls, Etc. The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, and any special audit steps adopted in light of material control deficiencies.

Analyses Regarding Financial Statements. The Committee shall review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

Regulatory and Accounting Initiatives. The Committee shall review periodically the effect of regulatory and accounting initiatives as well as off-balance sheet structures, on the financial statements of the Company.

Other Issues. The Committee shall review with the independent auditor:

Any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management

Management’s responses to such matters

4.04 Internal Audit

Annual Internal Audit Plan. The Committee shall review and discuss annually with the Director of Internal Audit the overall scope and plans for audits by the internal audit department and the coordination of such plans with the independent auditors.

Responsibilities, Budget and Staffing. The Committee shall review and discuss with the independent auditor and management the responsibilities, budget and staffing of the Company’s internal audit department.

4.05 Other

Legal Matters. The Committee shall review periodically, with the Company’s General Counsel legal matters that could have a material impact on the Company’s financial statements.

Risk Assessment and Management. The Committee shall review and discuss the Company’s guidelines and policies with respect to risk assessment and risk management.

Hiring Policies. The Committee shall set clear hiring policies for employees or former employees of the independent auditors.

Complaint Procedures. The Committee shall establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Code of Conduct. The Committee shall review the Company’s Code of Business Conduct periodically to determine whether it complies with applicable law and rules governing the content of codes of ethics for senior financial officers and discuss reports from the Office of Ethics and Business Conduct concerning compliance with the Code of Business Conduct.

4.06 Committee Reports

Required SEC Report. The Committee shall ensure the preparation of and approve all reports of the Committee required to be included in the Company’s annual proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

Board Reports. The Committee shall report regularly to the Board of Directors.

5.0	Annual Performance Evaluation And Charter Review

Performance Evaluation. An annual performance evaluation of the Committee shall be performed in accordance with such processes and procedures as the full Board shall determine.

Charter Review. The Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors concerning any amendments to this Charter. Amendments to this Charter shall be subject to Board approval.

ANNUAL MEETING OF SHAREHOLDERS OF

ELECTRONIC DATA SYSTEMS CORPORATION

May 25, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

NOMINEES:

FOR ALL NOMINEES O Roger A. Enrico

O Ellen M. Hancock

WITHHOLD AUTHORITY O C. Robert Kidder

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. Ratification of appointment of auditors.

3. Shareholder proposal regarding classified board.

4. Shareholder proposal regarding rights plan.

5. Shareholder proposal regarding majority vote.

This card also constitutes your voting instructions for shares held in the EDS 401(k) Plan, the EDS Puerto Rico Savings Plan, the GM Savings-Stock Purchase Program, the GM Personal Savings Plan, the Delphi Automotive Savings-Stock Purchase Plan and the Delphi Automotive Personal Savings Plan, and the undersigned hereby authorizes the respective trustees/administrators of such plans to vote the shares held in the undersigned’s accounts. Generally, shares in any of these plans will NOT be voted unless this proxy (which constitutes your voting instructions) is returned, although unvoted shares in the EDS Puerto Rico Savings Plan may, and unvoted shares in the GM Savings-Stock Purchase Program and the Delphi Automotive Savings-Stock Purchase Plan will, be voted in the discretion of the plans’ trustees. Unvoted shares in the EDS 401(k) Plan will be voted in the same manner and proportion as the shares of stock with respect to which voting instructions were received. Participants in the Plans mentioned above must complete, date, sign, and return their proxy card no later than 5:00 p.m. eastern time, May 21, 2004 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the annual meeting; however, participants’ shares can only be voted as described above in this paragraph.

If you do not want to receive an Annual Report for this account, mark this box

Please check here if you plan to attend the meeting.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ELECTRONIC DATA SYSTEMS CORPORATION

PROXY/VOTING INSTRUCTION CARD for the Annual Meeting of Shareholders on May 25, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Michael H. Jordan, Robert H. Swan, and D. Gilbert Friedlander, and each or any of them with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Shareholders to be held at the offices of EDS, 5400 Legacy Drive, Plano, TX 75024 on May 25, 2004, at 1:00 p.m., or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

(Continued and to be signed on the reverse side)

COMMENTS:

14475

ANNUAL MEETING OF SHAREHOLDERS OF

ELECTRONIC DATA SYSTEMS CORPORATION

May 25, 2004

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the

envelope provided as soon as possible.

- OR -

TELEPHONE—Call toll-free 1-800-PROXIES COMPANY NUMBER

(1-800-776-9437) from any touch-tone telephone

and follow the instructions. Have your proxy card ACCOUNT NUMBER available when you call.

- OR -

INTERNET—Access “www.voteproxy.com” and

follow the on-screen instructions. Have your proxy

card available when you access the web page.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

NOMINEES:

FOR ALL NOMINEES O Roger A. Enrico

O Ellen M. Hancock

WITHHOLD AUTHORITY O C. Robert Kidder

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. Ratification of appointment of auditors.

3. Shareholder proposal regarding classified board.

4. Shareholder proposal regarding rights plan.

5. Shareholder proposal regarding majority vote.

This card also constitutes your voting instructions for shares held in the EDS 401(k) Plan, the EDS Puerto Rico Savings Plan, the GM Savings-Stock Purchase Program, the GM Personal Savings Plan, the Delphi Automotive Savings-Stock Purchase Plan and the Delphi Automotive Personal Savings Plan, and the undersigned hereby authorizes the respective trustees/administrators of such plans to vote the shares held in the undersigned’s accounts. Generally, shares in any of these plans will NOT be voted unless this proxy (which constitutes your voting instructions) is returned, although unvoted shares in the EDS Puerto Rico Savings Plan may, and unvoted shares in the GM Savings-Stock Purchase Program and the Delphi Automotive Savings-Stock Purchase Plan will, be voted in the discretion of the plans’ trustees. Unvoted shares in the EDS 401(k) Plan will be voted in the same manner and proportion as the shares of stock with respect to which voting instructions were received. Participants in the Plans mentioned above must complete, date, sign, and return their proxy card no later than 5:00 p.m. eastern time, May 21, 2004 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the annual meeting; however, participants’ shares can only be voted as described above in this paragraph.

If you do not want to receive an Annual Report for this account, mark this box

Please check here if you plan to attend the meeting.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.